ACQUISITION AGREEMENT


                               by and among


                            CALVIN KLEIN, INC.


                          THE WARNACO GROUP, INC.

                                    AND

                               WARNACO INC.


                           Dated March 14, 1994


                             TABLE OF CONTENTS


                                 ARTICLE I

                            CERTAIN DEFINITIONS

Section 1.1.  Definitions   . . . . . . . . . . . . . . . . . . . . . .   4

                                 ARTICLE II

                       SALE OF SHARES AND TRADEMARKS

Section 2.1.  Shares of Newco; Entry into
                Worldwide Transfer Agreement  . . . . . . . . . . . . .  17
Section 2.2.  Consideration   . . . . . . . . . . . . . . . . . . . . .  17
Section 2.3.  Consideration at Closing  . . . . . . . . . . . . . . . .  18
Section 2.4.  Women's Intimate Apparel Beneficial
                Interest and Trademarks . . . . . . . . . . . . . . . .  19
Section 2.5.  Consideration at Second Closing   . . . . . . . . . . . .  20

                                ARTICLE III

                          CLOSINGS AND DELIVERIES

Section 3.1.  Closing   . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 3.2.  Deliveries by CKI at the Closing. . . . . . . . . . . . .  21
Section 3.3.  Deliveries by Group and Warnaco at
                the Closing . . . . . . . . . . . . . . . . . . . . . .  23
Section 3.4.  Second Closing  . . . . . . . . . . . . . . . . . . . . .  24
Section 3.5.  Deliveries by CKI at the Second Closing . . . . . . . . .  25
Section 3.6.  Deliveries by Warnaco at the Second
                Closing . . . . . . . . . . . . . . . . . . . . . . . .  26

                                 ARTICLE IV

                              RELATED MATTERS

Section 4.1.  Interim Balance Sheet   . . . . . . . . . . . . . . . . .  27
Section 4.2.  Post-Closing Adjustment   . . . . . . . . . . . . . . . .  28
Section 4.3.  Number of Shares . . . .  . . . . . . . . . . . . . . . .  31
Section 4.4.  Cash or Stock Substitution  . . . . . . . . . . . . . . .  32
Section 4.5.  Related Agreements . . . .  . . . . . . . . . . . . . . .  32
Section 4.6.  Loans and Promissory Notes  . . . . . . . . . . . . . . .  33
Section 4.7.  Stock Options  . . . . . .  . . . . . . . . . . . . . . .  33
Section 4.8.  Actions to be Taken by CKI  . . . . . . . . . . . . . . .  34
Section 4.9.  Assumption of Employee Compensation . . . . . . . . . . .  35
Section 4.10. Change of Newco Name  . . . . . . . . . . . . . . . . . .  36
Section 4.11. Post-Closing Matters  . . . . . . . . . . . . . . . . . .  36

                                 ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF CKI

Section 5A.1.  Corporate Organization   . . . . . . . . . . . . . . . .  37
Section 5A.2.  Authority; Authorization and Validity
                 of  Agreement  . . . . . . . . . . . . . . . . . . . .  37
Section 5A.3.  No Conflict or Violation   . . . . . . . . . . . . . . .  38
Section 5A.4.  Consents and Approvals  .  . . . . . . . . . . . . . . .  39
Section 5A.5.  Financial Statements  . .  . . . . . . . . . . . . . . .  39
Section 5A.6.  Operation in Ordinary Course   . . . . . . . . . . . . .  41
Section 5A.7.  No Material Adverse Change . . . . . . . . . . . . . . .  41
Section 5A.8.  Tax Matters . . . . . . .  . . . . . . . . . . . . . . .  42
Section 5A.9.  Absence of Undisclosed Liabilities   . . . . . . . . . .  42
Section 5A.10.  Intellectual Property   . . . . . . . . . . . . . . . .  43
Section 5A.11.  Compliance with Law  .  . . . . . . . . . . . . . . . .  46
Section 5A.12.  Litigation . . . . . .  . . . . . . . . . . . . . . . .  47
Section 5A.13.  Contracts  . . . . . .  . . . . . . . . . . . . . . . .  48
Section 5A.14.  Employee Benefits; ERISA  . . . . . . . . . . . . . . .  48
Section 5A.15.  Employees.   . . . . . .  . . . . . . . . . . . . . . .  49
Section 5A.16.  Labor Difficulties . . .  . . . . . . . . . . . . . . .  50
Section 5A.17.  Investment Purpose; Legend  . . . . . . . . . . . . . .  51
Section 5A.18.  Environmental Matters  . .  . . . . . . . . . . . . . .  51
Section 5A.19.  Fixed Assets.    . . . . .  . . . . . . . . . . . . . .  52
Section 5A.20.  Inventory  . . . . .  . . . . . . . . . . . . . . . . .  52
Section 5A.21.  Accounts Receivable   . . . . . . . . . . . . . . . . .  53
Section 5A.22.  Assets Necessary to Operate the Business  . . . . . . .  53
Section 5A.23.  Customers and Suppliers   . . . . . . . . . . . . . . .  54
Section 5A.24.  Orders, Commitments and Returns   . . . . . . . . . . .  54
Section 5A.25.  Letters of Credit   . . . . . . . . . . . . . . . . . .  55
Section 5A.26.  Licenses and Permits  . . . . . . . . . . . . . . . . .  55
Section 5A.27.  Disclosure  . . . . . . . . . . . . . . . . . . . . . .  55
Section 5B.1.  Corporate Organization   . . . . . . . . . . . . . . . .  56
Section 5B.2.  Capitalization   . . . . . . . . . . . . . . . . . . . .  57
Section 5B.3.  Authority; Authorization and Validity
                 of Agreement . . . . . . . . . . . . . . . . . . . . .  57
Section 5B.4.  No Conflict or Violation   . . . . . . . . . . . . . . .  57
Section 5B.5.  No Prior Activities  . . . . . . . . . . . . . . . . . .  57
Section 5C.1.  Authorization  . . . . . . . . . . . . . . . . . . . . .  58
Section 5C.2.  No Violation   . . . . . . . . . . . . . . . . . . . . .  58
Section 5C.3.  Litigation   . . . . . . . . . . . . . . . . . . . . . .  59
Section 5C.4.  Consents   . . . . . . . . . . . . . . . . . . . . . . .  59
Section 5C.5.  Title  . . . . . . . . . . . . . . . . . . . . . . . . .  60

                                 ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF GROUP

Section 6A.1.  Corporate Organization   . . . . . . . . . . . . . . . .  60
Section 6A.2.  Authority; Authorization and Validity of Agreements  . .  61
Section 6A.3.  No Conflict or Violation   . . . . . . . . . . . . . . .  62
Section 6A.4.  Consent and Approvals  . . . . . . . . . . . . . . . . .  62
Section 6A.5.  Reports and Financial Statements . . . . . . . . . . . .  63
Section 6A.6.  Capital Stock and Related Matters  . . . . . . . . . . .  65
Section 6A.7.  Authorization and Validity of the Shares of
                 Warnaco Common Stock . . . . . . . . . . . . . . . . .  66
Section 6A.8.  Absence of Specified Changes   . . . . . . . . . . . . .  67
Section 6A.9.  Disclosure   . . . . . . . . . . . . . . . . . . . . . .  67
Section 6B.1.  Corporate Organization   . . . . . . . . . . . . . . . .  68
Section 6B.2.  Authorization and Validity of Agreement  . . . . . . . .  68
Section 6B.3.  No Conflict or Violation   . . . . . . . . . . . . . . .  69
Section 6B.4.  Consents and Approvals   . . . . . . . . . . . . . . . .  70
Section 6B.5.  Capitalization . . . . . . . . . . . . . . . . . . . . .  70

                                ARTICLE VII

               OTHER AGREEMENTS AND COVENANTS OF THE PARTIES

A.   AGREEMENTS AND COVENANTS OF CKI

Section 7A.1.  Warnaco Mail and Other Documents   . . . . . . . . . . .  70
Section 7A.2.  Further Assurances   . . . . . . . . . . . . . . . . . .  71
Section 7A.3.  Insurance  . . . . . . . . . . . . . . . . . . . . . . .  71
Section 7A.4.  Women's Intimate Apparel . . . . . . . . . . . . . . . .  72
Section 7A.6.  Promotional Figures. . . . . . . . . . . . . . . . . . .  74

B.  AGREEMENTS AND COVENANTS OF GROUP AND WARNACO.

Section 7B.1.  Stock Options  . . . . . . . . . . . . . . . . . . . . .  74
Section 7B.2.  Assumed Liabilities. . . . . . . . . . . . . . . . . . .  75
Section 7B.3.  CKI Loan   . . . . . . . . . . . . . . . . . . . . . . .  76
Section 7B.4.  Letters of Credit. . . . . . . . . . . . . . . . . . . .  76
Section 7B.5.  Returns  . . . . . . . . . . . . . . . . . . . . . . . .  76
Section 7B.6.  CKI Mail and Ohter Documents . . . . . . . . . . . . . .  77

                                ARTICLE VIII

                   CONDITIONS TO THE OBLIGATIONS OF GROUP
              AND WARNACO WITH RESPECT TO THE SECOND CLOSING

Section 8.1.  Representations and Warranties  . . . . . . . . . . . . .  77
Section 8.2.  CKI's Obligations   . . . . . . . . . . . . . . . . . . .  78
Section 8.3.  CKI Certificate   . . . . . . . . . . . . . . . . . . . .  78
Section 8.4.  Certified Resolutions   . . . . . . . . . . . . . . . . .  78
Section 8.5.  No Injunction   . . . . . . . . . . . . . . . . . . . . .  78
Section 8.6.  Opinions of Counsel to CKI  . . . . . . . . . . . . . . .  79

                                 ARTICLE IX

                      CONDITIONS TO THE OBLIGATIONS OF
                   CKI WITH RESPECT TO THE SECOND CLOSING

Section 9.1.  Representations and Warranties. . . . . . . . . . . . . .  79
Section 9.2.  Group and Warnaco Obligations   . . . . . . . . . . . . .  80
Section 9.3.  Certificate of Warnaco  . . . . . . . . . . . . . . . . .  80
Section 9.4.  Certified Resolutions   . . . . . . . . . . . . . . . . .  80
Section 9.5.  No Injunction   . . . . . . . . . . . . . . . . . . . . .  80
Section 9.6.  Opinion of Counsel to Warnaco   . . . . . . . . . . . . .  81

                                 ARTICLE X

                   SURVIVAL, INDEMNIFICATION AND SET-OFF

Section 10.1.  Survival of Representations. . . . . . . . . . . . . . .  81
Section 10.2.  Statements as Representations. . . . . . . . . . . . . .  81
Section 10.3.  Indemnification by CKI . . . . . . . . . . . . . . . . .  81
Section 10.4   Indemnification by Group and Warnaco . . . . . . . . . .  84
Section 10.5.  Conditions of Indemnification. . . . . . . . . . . . . .  85
Section 10.6.  Set-off  . . . . . . . . . . . . . . . . . . . . . . . .  88
Section 10.7.  Limitation on Indemnification  . . . . . . . . . . . . .  89

                                 ARTICLE XI

                               MISCELLANEOUS

Section 11.1.  Headings   . . . . . . . . . . . . . . . . . . . . . . .  91
Section 11.2.  Notices  . . . . . . . . . . . . . . . . . . . . . . . .  91
Section 11.3.  Assignment   . . . . . . . . . . . . . . . . . . . . . .  92
Section 11.4.  Complete Agreement   . . . . . . . . . . . . . . . . . .  93
Section 11.5.  Severability   . . . . . . . . . . . . . . . . . . . . .  93
Section 11.6.  Amendments; Waivers  . . . . . . . . . . . . . . . . . .  93
Section 11.7.  Public Announcements   . . . . . . . . . . . . . . . . .  94
Section 11.8.  Parties in Interest  . . . . . . . . . . . . . . . . . .  94
Section 11.9.  Counterparts   . . . . . . . . . . . . . . . . . . . . .  94
Section 11.10.  Governing Law   . . . . . . . . . . . . . . . . . . . .  95
Section 11.11.  Jurisdiction  . . . . . . . . . . . . . . . . . . . . .  95
Section 11.12.  Guarantee . . . . . . . . . . . . . . . . . . . . . . .  95
Section 11.13.  Brokers, Finders  . . . . . . . . . . . . . . . . . . .  95
Section 11.14.  Fees and Expenses   . . . . . . . . . . . . . . . . . .  96
Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    96



                           ACQUISITION AGREEMENT


          ACQUISITION AGREEMENT, dated March 14, 1994 (the

"Agreement"), by and among CALVIN KLEIN, INC., a New York

corporation ("CKI"), THE WARNACO GROUP, INC., a Delaware

corporation ("Group"), and WARNACO INC., a Delaware corporation and a direct, wholly owned subsidiary of Group ("Warnaco").

          WHEREAS, CKI or one of its Affiliates (as hereinafter

defined) is the owner of the Calvin Klein Trademarks (as

hereinafter defined) in the United States and in foreign

countries and other jurisdictions;

          WHEREAS, CKI and its Affiliates are engaged in, among

other things, the business of selling and marketing, and granting licenses for the sale and marketing of, Men's Underwear (as

hereinafter defined) utilizing the Calvin Klein Trademarks;

          WHEREAS, CKI, Group and Warnaco desire to transfer

ownership, to the extent it can be accomplished without

jeopardizing the validity or enforceability of the Calvin Klein

Trademarks and to the extent legally possible, of the Calvin

Klein Trademarks relating to Men's Underwear (as hereinafter defined) and Women's Intimate Apparel (as hereinafter defined) on a worldwide basis to the Trust (as hereinafter defined), and where such transfer of ownership is not legally possible, to enter into alternative arrangements to provide for the

irrevocable, perpetual use and enjoyment of such Trademarks by

Warnaco, and, in furtherance of such objective (and to provide for the possible ownership by Warnaco directly), will enter into the Worldwide Transfer Agreement (as hereinafter defined) which provides for appropriate action to be taken to achieve such

objective;

          WHEREAS, CKI, Group and Warnaco wish to provide for the

terms and conditions pursuant to which (a) Warnaco will acquire from CKI, through the issuance to Warnaco of all of the initial capital stock of Calvin Klein Men's Underwear, Inc., a Delaware corporation which has been newly formed by CKI ("Newco"), the ownership of (i) certain Assets (as hereinafter defined) relating to the Men's Underwear business of CKI, which will have been transferred to Newco by CKI, (ii) the beneficial interest in a

Trust to which CKI will have transferred the Calvin Klein

Trademarks, which beneficial interest will have been issued to

CKI by the Trust and transferred by CKI to Newco and will

represent the ownership of the Calvin Klein Trademarks for Men's

Underwear in the United States and certain foreign countries and jurisdictions, and (iii) a related license in perpetuity, which will have been issued to CKI by the Trust and transferred by CKI to Newco, to use the Calvin Klein Trademarks for Men's Underwear

in the United States and certain foreign countries and

jurisdictions, and (b) Warnaco will acquire from CKI, upon the expiration of the existing Women's Intimate Apparel License (as hereinafter defined), the beneficial interest in the Trust, which will represent the ownership of the Calvin Klein Trademarks for

Women's Intimate Apparel in the United States and certain foreign countries and jurisdictions, and a related license in perpetuity,

which will have been issued to CKI by the Trust, to use the

Calvin Klein Trademarks for Women's Intimate Apparel in the

United States and certain foreign countries and jurisdictions;

          WHEREAS, Warnaco wishes to obtain from CKI, and CKI

wishes to grant to Warnaco, a license to use the Calvin Klein

Trademarks for Men's Accessories (as hereinafter defined); and

          WHEREAS, Group, Warnaco and CKI wish to provide for

certain other agreements which are related to the foregoing

transactions.

          NOW, THEREFORE, in consideration of the foregoing and

the respective agreements of the parties contained herein,

intending to be legally bound hereby, the parties hereto agree as follows:


                                 ARTICLE I

                            CERTAIN DEFINITIONS

          Section 1.1.  Definitions.  As used in this Agreement,

each of the following terms shall have the following meaning:

          "ACCOUNTS PAYABLE" shall mean the accounts payable

arising out of the Business (other than accounts payable to

Employees or to CKI or any of its Affiliates).

          "ACCOUNTS RECEIVABLE" shall mean the trade accounts

receivable net of reserves arising out of the Business (other than accounts receivable from Employees or from CKI or any of its

Affiliates but including Accounts Receivable from CKI's and its

Affiliates' retail and outlet stores in an amount not in excess of $171,000).

          "ACCRUED COMPENSATION" shall have the meaning set forth

in Section 4.9 hereof.

          "ADMINISTRATION AGREEMENT" shall mean the

Administration Agreement being entered into between CKI and

Warnaco in the form annexed hereto as Exhibit A.

          "AFFILIATE" shall mean, with respect to a specified

person, a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the person specified.

          "ALLOCATION AGREEMENT" shall mean the purchase price

allocation agreement being entered into by CKI and Warnaco in the form annexed hereto as Exhibit B.

          "ASSETS" shall mean Inventory, Accounts Receivable and

Fixed Assets.

          "ASSUMED LIABILITIES" shall mean the Accounts Payable

and Contracts being assumed by Warnaco pursuant to Section 7B.2 hereof, the returns of the Business being assumed pursuant to

Section 7B.5 and all liabilities arising after the Closing Date

(including, without limitation, any severance, termination or continuing medical coverage obligations owed to Employees as a result of the termination of their employment by Warnaco or any of its Affiliates).

          "AUDITED BALANCE SHEET" shall have the meaning set

forth in Section 4.2 hereof.

          "AUDITED NET WORKING CAPITAL" shall have the meaning

set forth in Section 4.2 hereof.

          "AVERAGE COMMON SHARE PRICE" shall have the meaning set

forth in Section 4.3 hereof.

          "BOOKS AND RECORDS" shall mean all of the books and

records of CKI and its Affiliates (or true and complete copies thereof), including all computerized books and records maintained by CKI and its Affiliates, which relate to the Business and are necessary for Warnaco to operate the Business after the Closing,

including, without limitation, books of account, general,

financial, tax and personnel records, sales, advertising,

marketing and promotional records and literature and other sales-

related material, sourcing, production and manufacturing

documents and records, invoices, shipping records, customer

lists, supplier lists, patterns, specifications, bills of

material and prototypes, correspondence and other documents and any rights thereto.

          "BUSINESS" shall mean the business activities of CKI

and its Affiliates relating to the manufacture, distribution and sale of Men's Underwear.

          "CALVIN KLEIN TRADEMARKS" shall mean the applications

and the registrations for the trademarks "CALVIN KLEIN",

"CK/CALVIN KLEIN", "CK" and all variations and combinations

thereof, including those not yet developed, and as identified for each country in Section 5A.10 of the Disclosure Schedule.

          "CASH CONSIDERATION" shall mean the amount of Twenty-

Nine Million Five Hundred Thousand Dollars ($29,500,000);

provided, however, that in the event Group exercises its right,

pursuant to Section 4.4 hereof, to utilize cash in lieu of shares of Warnaco Common Stock, the amount of cash being paid by Warnaco to CKI shall be $29,500,000 plus the amount of increased cash equal to the value of the Warnaco Common Stock, as determined pursuant to Section 4.3 hereof, for which cash is being

substituted by Warnaco in order that the Cash Consideration and

Share Consideration, as determined pursuant to Section 4.3

hereof, equals Fifty-Three Million Five Hundred Thousand Dollars

($53,500,000).

          "CKI'S KNOWLEDGE" shall mean the actual knowledge of

Mr. Calvin Klein, Mr. Barry K. Schwartz, Mr. Richard A. Martin,

Mr. Robert B. DiPaola and Ms. Deirdre Miles-Graeter and after having made due inquiry of Mr. John Kourakos or Mr. Robert

Mazzoli and other responsible management employees of CKI and its

Affiliates and shall be deemed to include all written notices,

service of process or other written communications (addressed, in the case of other written correspondence, to any of the parties named in this paragraph or such other responsible management employees) received by CKI or its Affiliates as of the close of business on March 10, 1994.

          "CKI PLANS" shall have the meaning set forth in Section

5A.14 hereof.

          "CLOSING" shall mean the transactions contemplated by

Article III hereof other than the transactions referred to in

Sections 3.5 and 3.6 hereof.

          "CLOSING DATE" shall mean the date referred to in

Section 3.1 hereof.

          "CODE" shall mean the Internal Revenue Code of 1986, as

amended.

          "CONFIDENTIALITY AGREEMENT" shall mean the

Confidentiality Agreement, dated December 27, 1993, by and

between Warnaco and CKI, annexed hereto as Exhibit C.

          "CONSIDERATION AT CLOSING" shall mean the Cash

Consideration and Share Consideration.

          "CONTRACTS" shall mean those manufacturing agreements,

supply agreements, distribution agreements, license agreements,

Intellectual Property Agreements, service agreements, purchase orders and commitments, advertising and promotional agreements and commitments and other agreements identified in Section 5A.13 of the Disclosure Schedule.

          "DISCLOSURE SCHEDULE" shall mean the document delivered

by CKI to Warnaco simultaneously with the execution of this

Agreement containing the information required to be included therein pursuant to this Agreement.

          "EMPLOYEES" shall mean those persons employed by CKI

who are engaged in the Business and who are listed in Section

5A.15A of the Disclosure Schedule.

          "ENVIRONMENTAL LAWS" shall have the meaning set forth

in Section 5A.18 hereof.

          "ERISA" shall mean the Employee Retirement Income

Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning set forth in

Section 5A.14 hereof.

          "EXCHANGE ACT" shall mean the Securities Exchange Act

of 1934, as amended.

          "FIXED ASSETS" shall mean those items of office

equipment, supplies, machinery, furniture, fixtures and CKI's interest in improvements, and other assets owned by CKI and its

Affiliates which are used principally in the Business and which are listed in Section 5A.19 of the Disclosure Schedule.



          "GAAP" shall mean generally accepted accounting

principles in the United States.

          "GOVERNMENTAL BODY" shall mean any agency, division or

subdivision of the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction.

          "GROUP'S KNOWLEDGE" shall mean the knowledge of Mrs.

Linda J. Wachner, Mr. Dariush Ashrafi, Mr. William S. Finkelstein

and Mr. Stanley P. Silverstein and other responsible management employees of Group and its Affiliates and shall include all

written notices, service of process or other communications

received by Group or its Affiliates as of the date of this

Agreement.

          "HECKLER LICENSE" shall have the meaning set forth in

Section 3.4 hereof.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended.

          "INTELLECTUAL PROPERTY" shall have the meaning set

forth in Section 5A.10 hereof.

          "INTELLECTUAL PROPERTY AGREEMENTS" shall have the

meaning set forth in Section 5A.10 hereof.

          "INTERIM BALANCE SHEET" shall have the meaning set

forth in Section 4.1 hereof.

          "INTERIM NET WORKING CAPITAL" shall have the meaning

set forth in Section 4.1 hereof.

          "INVENTORY" shall mean all Product owned by CKI or its

Affiliates (including Newco), other than Product which is owned by CKI's or its Affiliates' retail or outlet stores.

          "LETTERS OF CREDIT" shall mean the trade letters of

credit outstanding with respect to Product and materials ordered by the Business as set forth in Section 5A.25 of the Disclosure

Schedule.

          "LICENSES AND PERMITS" shall mean the governmental

permits, authorizations and licenses of CKI and its Affiliates issued by any Governmental Body and applicable to the Business.

          "LIEN" shall mean any mortgage, pledge, security

interest, encumbrance, lien (statutory or other) or conditional sale agreement.

          "MATERIAL ADVERSE EFFECT" shall mean, with respect to

the Business, CKI, or Group, a material adverse effect on the business, properties, condition (financial or otherwise) or

operations of the Business, CKI or Group, as the case may be,

taken as a whole.

          "MEN'S ACCESSORIES" shall have the meaning set forth

for "Products" in the Men's Accessories License.

          "MEN'S ACCESSORIES LICENSE" shall mean the Men's

Accessories License being granted to Warnaco by CKI in the form annexed hereto as Exhibit D.

          "MEN'S UNDERWEAR" shall have the meaning set forth in

the Administration Agreement.

          "MEN'S UNDERWEAR BENEFICIAL INTEREST" shall mean the

beneficial interest in the Trust relating to the Men's Underwear

Trademarks.

          "MEN'S UNDERWEAR LICENSE" shall mean the license in

perpetuity in the form annexed hereto as Exhibit E.

          "MEN'S UNDERWEAR TRADEMARKS" shall have the meaning set

forth for Men's Trademarks in the Men's Underwear License.

          "NET ASSETS STATEMENT" shall mean the statement of net

assets referred to in Section 5A.5 hereof.

          "NEWCO SHARES" shall mean 1,000 shares of common stock,

par value $.01 per share, of Newco.

          "NON-COMPETITION AGREEMENT" shall mean the agreement

being entered into by each of CKI, Mr. Calvin Klein and Mr. Barry

K. Schwartz with Warnaco in the form annexed hereto as Exhibit F.

          "NYSE" shall mean The New York Stock Exchange, Inc.

          "OWNER CERTIFICATE" shall mean a certificate issued by

the Trust representing a beneficial interest in the Trust.

          "POST-CLOSING ADJUSTMENT" shall have the meaning set

forth in Section 4.2 hereof.

          "PRODUCT" shall mean any item of Men's Underwear

bearing any of the Calvin Klein Trademarks.

          "PROMISSORY NOTE" shall mean the promissory note in the

form annexed hereto as Exhibit G.

          "QUALITY ASSURANCE AGREEMENT" shall mean the agreement

being entered into by CKI, the Trust and Warnaco in the form annexed hereto as Exhibit H.

          "REGISTRATION RIGHTS AGREEMENT" shall mean the

Registration Rights Agreement being entered into by Group and CKI in the form annexed hereto as Exhibit I.

          "RELATED AGREEMENTS" shall mean the agreements being

entered into pursuant to Section 4.5 hereof and, in addition, in the case of Group, the Stock Option Agreements being entered into by Group pursuant to Section 4.7 hereof.

          "SEC" shall mean the Securities and Exchange

Commission.

          "SEC REPORTS" shall have the meaning set forth in

Section 6A.5 hereof.

          "SECOND CLOSING" shall mean the transactions

contemplated by Sections 3.5 and 3.6 hereof.

          "SECURITIES ACT" shall mean the Securities Act of 1933,

as amended.

          "SERVICES AGREEMENT" shall mean the Shared Space,

Services and Warehousing Agreement being entered into by CKI and

Newco in the form annexed hereto as Exhibit J.

          "SERVICING AGREEMENT" shall mean the agreement being

entered into by CKI, the Trust and Warnaco in the form annexed hereto as Exhibit K.

          "SHARE CONSIDERATION" shall mean the number of shares

of Warnaco Common Stock, determined pursuant to Section 4.3

hereof; provided, however, that in the event Warnaco exercises its right, pursuant to Section 4.4 hereof, to pay additional cash in lieu of shares of Warnaco Common Stock, the number of shares of Warnaco Common Stock shall be reduced as determined by

reducing "y" in the formula set forth in Section 4.3 hereof, and the amount of Cash Consideration shall be increased dollar-for-dollar by the amount by which "y" is so reduced.

          "STOCK OPTION AGREEMENT" shall mean the Stock Option

Agreement of Group customarily used in connection with the grant of stock options under the 1991 Stock Option Plan of Group,

modified to the extent disclosed to CKI, in the form annexed hereto as Exhibit L.

          "TAXES" shall mean all taxes, charges, fees, levies,

imposts, duties or other assessments of any nature whatsoever imposed by or payable to any federal, state, local, or foreign taxing authority, including, without limitation, any gross

income, net income, franchise, profits, gross receipts,

estimated, ad valorem, value added, sales, use, service, customs,

real or personal property, capital stock, license, payroll,

withholding, employment, social security, workers' compensation,

unemployment compensation, utility, severance, production,

excise, stamp, occupation, premium, windfall profits, occupancy,

transfer and gains taxes, together with all interest, penalties and additions imposed with respect to such amounts.

          "TAX RETURNS" shall mean all returns, reports and

information statements (including, without limitation, elections,

declarations, disclosures, schedules, estimates and information returns) required to be provided to or filed with any taxing authority of any Governmental Body relating to Taxes.

          "TRUST" shall mean the trust established under the

Trust Agreement pursuant to the Delaware Business Trust Act.

          "TRUST AGREEMENT" shall mean the Trust Agreement, being

entered into between CKI and Wilmington Trust Company, as

Trustee, and to which Newco is executing a counterpart and

becoming a party thereto, which is annexed hereto as Exhibit M.

          "WARNACO COMMON STOCK" shall mean shares of Class A

Common Stock, par value $0.01 share, of Group.

          "WOMEN'S INTIMATE APPAREL" shall have the meaning set

forth in the Administration Agreement.

          "WOMEN'S INTIMATE APPAREL BENEFICIAL INTEREST" shall

mean the beneficial interest in the Trust relating to the Women's

Intimate Apparel Trademarks.

          "WOMEN'S INTIMATE APPAREL LICENSE" shall mean the

license in perpetuity set forth as Exhibit N hereto.

          "WOMEN'S INTIMATE APPAREL TRADEMARKS" shall have the

meaning set forth for Women's Trademarks in the Women's Intimate

Apparel License.

          "WORLDWIDE TRANSFER AGREEMENT" shall mean the Worldwide

Transfer Agreement being entered into among CKI, the Trust and

Warnaco annexed hereto as Exhibit O.


                            ARTICLE II

                  SALE OF SHARES AND TRADEMARKS

          Section 2.1.  Shares of Newco; Entry into

Worldwide Transfer Agreement.  Subject to the terms and upon the conditions of this Agreement and in reliance upon the

representations, warranties and agreements of Group contained herein, at the Closing being held simultaneously with the

execution of this Agreement, CKI is causing to be issued, sold and delivered to Warnaco, and Warnaco is purchasing and

acquiring, good, valid and marketable title to the Newco Shares,

free and clear of any Lien.  The sale of the Newco Shares is being made by delivery to Warnaco of a stock certificate or stock certificates for Newco Shares, registered in the name of Warnaco,

in form reasonably satisfactory to counsel for Group.  In

addition, at the Closing, (i) CKI is entering into the Worldwide

Transfer Agreement with Warnaco, (ii) CKI, Mr. Calvin Klein and

Mr. Barry Schwartz are each entering into a Non-Competition

Agreement with Warnaco and (iii) CKI is entering into the Men's

Accessories License with Warnaco.

          Section 2.2.  Consideration.  Subject to the terms and

conditions of this Agreement, in reliance on the representations,

warranties and agreements of CKI contained herein, and as the full purchase price and consideration for (i) the Assets, the

Owner Certificate representing the Men's Underwear Trademarks and the Owner Certificate representing the Women's Intimate Apparel

Trademarks being conveyed by CKI to Warnaco as provided for

herein through the issuance of the Newco Shares and the entry into the Worldwide Transfer Agreement, (ii) the entry into the

Non-Competition Agreement by each of CKI, Mr. Calvin Klein and

Mr. Barry K. Schwartz and (iii) the grant of the Men's

Accessories License to Warnaco by CKI, Group and Warnaco are

paying to CKI at the times and as provided herein total

consideration in the amount of Fifty-Eight Million Five Hundred

Thousand Dollars ($58,500,000), subject to the potential Post-

Closing Adjustment provided in Section 4.2 hereof and the

potential adjustment provided for in Section 4.10 hereof.

          Section 2.3.  Consideration at Closing.  Subject to the

terms and conditions of this Agreement, in reliance on the

representations, warranties and agreements of CKI contained

herein and upon the aforesaid issuance, sale and delivery of the

Newco Shares and the entry into the Worldwide Transfer Agreement by CKI, the entry into the Non-Competition Agreements by CKI, Mr.

Calvin Klein and Mr. Barry K. Schwartz and the grant of the Men's

Accessories License by CKI, Group is delivering or causing to be delivered to CKI, at the Closing, but subject to the Post-Closing

Adjustment, if any, provided for in Section 4.2 hereof and the potential adjustment provided for in Section 4.10 hereof, the

Consideration at Closing.  The Share Consideration, constituting part of the Consideration at Closing, is being paid to CKI at the

Closing by delivery of a stock certificate or stock certificates for the number of shares of Warnaco Common Stock representing the

Share Consideration, registered in the name of CKI, in form

reasonably satisfactory to counsel for CKI, and the Cash

Consideration, constituting part of the Consideration at Closing,

and the amount of the loans being made to Mr. Calvin Klein and

Mr. Barry K. Schwartz pursuant to Section 4.6 hereof, is being paid to CKI, Mr. Calvin Klein and Mr. Barry K. Schwartz by

delivery of certified or official bank checks in the amounts designated by CKI to Warnaco in writing on Appendix A hereto.

          Section 2.4.  Women's Intimate Apparel Beneficial

Interest and Trademarks.  Subject to the terms and upon the

conditions of this Agreement and in reliance upon the

representations, warranties and agreements of CKI contained

herein, at the Second Closing CKI shall sell, assign, convey,

transfer and deliver to Warnaco, and Warnaco shall purchase,

acquire and accept from CKI, good, valid and marketable title to the Women's Intimate Apparel Beneficial Interest and the Women's

Intimate Apparel License, free and clear of any Lien, and, as provided in the Worldwide Transfer Agreement, all other Foreign

Trademarks for Women's Intimate Apparel not included in the

Women's Intimate Apparel Beneficial Interest.  The sale of the

Women's Intimate Apparel Beneficial Interest shall be made by CKI by delivery to Warnaco or its designee of an Owner Certificate representing the Women's Intimate Apparel Beneficial Interest,

registered in the name of Warnaco or its designee, or duly

endorsed to Warnaco or its designee, with stamps for any

applicable transfer tax affixed, all in form reasonably

satisfactory to counsel for Group, and the grant of the Women's

Intimate Apparel License shall be made by delivery of an

assignment by CKI to Warnaco of the Women's Intimate Apparel

License.

          Section 2.5.  Consideration at Second Closing.  Subject

to the terms and upon the conditions of this Agreement, in

reliance on the representations, warranties and agreements of CKI contained herein, and upon the sale, assignment, conveyance,

transfer and delivery of the Owner Certificate referred to in

Section 2.4 hereof, Warnaco shall deliver or cause to be

delivered to CKI at the Second Closing, by certified or official bank check, the amount of Five Million Dollars ($5,000,000).


                                ARTICLE III

                          CLOSINGS AND DELIVERIES

          Section 3.1.  Closing.  The closing of the transactions

contemplated by this Agreement, other than the transactions

contemplated in Sections 2.4 and 2.5 hereof, is taking place at

10:00 a.m. (New York City time) at the offices of Skadden, Arps,

Slate, Meagher & Flom, 919 Third Avenue, New York, New York on

the date of execution of this Agreement.

          Section 3.2.  Deliveries by CKI at the Closing.  At the

Closing, CKI is entering into the Related Agreements to which it is a party and delivering or causing to be delivered to Warnaco

(except, in the case of the Books and Records referred to in

Section 3.2(e), which shall be delivered by CKI to Newco's

facilities at 205 West 39th Street, New York, New York), unless previously delivered, the following:

               3.2(a)  the Newco Shares referred to in Section

2.1 hereof;

               3.2(b)  the Owner Certificate representing the

Men's Underwear Beneficial Interest registered in the name of

Newco;

               3.2(c)  certified copies of resolutions duly

adopted by CKI's Board of Directors and the Board of Directors of

any Affiliate whose approval is required, authorizing and

approving the execution, delivery and performance of this

Agreement and each other agreement or instrument required to be executed and delivered by them pursuant to this Agreement;

               3.2(d)  the opinions of Paul, Weiss, Rifkind,

Wharton and Garrison and Rubin, Rubin & DiPaola, counsel to CKI,

each dated the Closing Date, to the effect set forth in Annex I hereto;

               3.2(e)  all Books and Records;

               3.2(f)  certificates, in form and substance

satisfactory to counsel to Group, from the Secretaries of State of the States of New York and Delaware, evidencing the existence of CKI and Newco and their good standing as corporations

organized under the laws of the States of New York and Delaware,

respectively;

               3.2(g)  the resignations of each officer and

director of Newco;

               3.2(h)  the Interim Balance Sheet;

               3.2(i)  the minute book and stock book of Newco;

               3.2(j)  the opinion of Richards, Layton & Fingers,

counsel to the Trustee, dated the Closing Date, to the effect set forth in Annex V hereto; and

               3.2(k)   all other documents, instruments and

other items reasonably requested by Warnaco to be delivered by

CKI at the Closing in connection with the transactions

contemplated herein.

          Section 3.3.  Deliveries by Group and Warnaco at the

Closing.  At the Closing, each of Group and Warnaco is entering into the Related Agreements to which it is a party and delivering or causing to be delivered to CKI (and, in the case of the checks referred to in Section 3.3(b), also to Mr. Calvin Klein and Mr.

Barry K. Schwartz), unless previously delivered, the following:

               3.3(a)  Share Consideration, if any;

               3.3(b)  the checks referred to in Section 2.3

hereof in the amount of the Cash Consideration, sub-ject in the case of the amount being paid to CKI to the adjustment provided for in Section 4.10 hereof;

               3.3(c)  certified copies of resolutions duly

adopted by the Board of Directors of Group and Warnaco

authorizing and approving the execution, delivery and performance of this Agreement and each other agreement required to be

executed and delivered by them pursuant to this Agreement;

               3.3(d)  the opinions of Skadden, Arps, Slate,

Meagher & Flom, counsel to Group and Warnaco, and Stanley P.

Silverstein, General Counsel of Group and Warnaco, each dated as of the Closing Date, to the effect set forth in Annex II hereto;

               3.3(e)  certificates, in form and substance

satisfactory to counsel to CKI, from the Secretary of State of the State of Delaware, evidencing the existence of Group and

Warnaco and their good standing as corporations organized under the laws of the State of Delaware; and

               3.3(f)  all other documents, instruments and other

items reasonably requested by CKI to be delivered by Warnaco at the Closing in connection with the transactions contemplated herein.

          Section 3.4.  Second Closing.  Subject to the

satisfaction or waiver of all of the conditions contained in

Article VIII and in Article IX by Group or Warnaco and CKI,

respectively, the closing of the transactions contemplated by

Sections 2.4 and 2.5 of this Agreement shall take place at 10:00

a.m. (New York City time) at the offices of Skadden, Arps, Slate,

Meagher & Flom, 919 Third Avenue, New York, New York on the

earlier of (i) the third business day after the termination of the License Agreement, dated August 24, 1984, as amended on

January 25, 1989, January 31, 1990 and September 12, 1990,

between Heckler Manufacturing and Investment Group, Inc. (as successor to Kayser-Roth Corporation) and CKI (as successor to

Calvin Klein Company) (the "Heckler License") or (ii) January 2,

1995.

          Section 3.5.  Deliveries by CKI at the Second Closing.

At the Second Closing, CKI will deliver or cause to be delivered to Warnaco, unless previously delivered, the following:

               3.5(a) an Owner Certificate representing the

Women's Intimate Apparel Beneficial Interest registered in the name of Warnaco or duly endorsed to Warnaco, all in form

satisfactory to counsel for Warnaco;

               3.5(b)  the assignment to Warnaco of the Women's

Intimate Apparel License;

               3.5(c)  the certified resolutions referred to in

Section 8.4;

               3.5(d)  the officer's certificate referred to in

Section 8.3;

               3.5(e)  the opinions referred to in Section 8.6;

and

               3.5(f)  all other documents, instruments and other

items reasonably requested by Warnaco to be delivered by CKI at or prior to the Second Closing in connection with the

transactions contemplated by the Second Closing.

          Section 3.6.  Deliveries by Warnaco at the Second

Closing.  At the Second Closing, Warnaco will deliver or cause to be delivered to CKI, unless previously delivered, the following:

               3.6(a)  the check referred to in Section 2.5

hereof in the amount of Five Million Dollars ($5,000,000);

               3.6(b)  the certified resolutions referred to in

Section 9.4;

               3.6(c)  the officer's certificate referred to in

Section 9.3;

               3.6(d)  the opinions referred to in Section 9.6

hereof; and

               3.6(e)  all other documents, instruments and other

items reasonably requested by CKI to be delivered by Warnaco at or prior to the Second Closing in connection with the

transactions contemplated by the Second Closing.


                            ARTICLE IV

                         RELATED MATTERS

          Section 4.1.  Interim Balance Sheet.  At the Closing,

CKI is delivering to Warnaco a preliminary estimated balance sheet of Newco as of the Closing Date determined in good faith in accordance with the accounting principles used in preparing the

Net Assets Statement (the "Interim Balance Sheet").  Interim Net

Working Capital shall be derived from the Interim Balance Sheet by adding together interim Accounts Receivable and interim

Inventory, which were transferred to Newco by CKI, and

subtracting interim Accounts Payable, which were assigned by CKI to, and are being assumed by, Newco; provided, however, that CKI agrees that (i) the amount of Accounts Payable being transferred by an Affiliate of CKI to, and being assumed by, Newco shall not exceed $3,000,000 and the Accounts Payable greater than

$3,000,000 remain a liability and obligation of CKI and (ii) the amount of Accounts Receivable from CKI and its Affiliates' retail and outlet stores being transferred to Newco are not in excess of

$171,000.

          Section 4.2.  Post-Closing Adjustment.  As promptly as

practicable following the Closing, but in no event later than the

45th day after the Closing, CKI shall deliver to Warnaco a

balance sheet of Newco as of the Closing Date, which shall be prepared by CKI and audited by independent certified public

accountants, in accordance with GAAP consistent with the

practices used to prepare the Net Assets Statement (the "Audited

Balance Sheet").  A physical inventory shall be taken by CKI and observed by CKI's independent certified public accountants.  The

Consideration at Closing being paid by Group and Warnaco to CKI for the Newco Shares shall be subject to adjustment following the

Closing (the "Post-Closing Adjustment") based upon the Audited

Net Working Capital (which shall be derived by adding together audited Accounts Receivable and audited Inventory and subtracting audited Accounts Payable being assigned by CKI or its Affiliates to, and being assumed by, Newco, which Accounts Payable shall in no event be in an amount greater than $3,000,000) as shown on the

Audited Balance Sheet as follows: (i) if the Audited Net Working

Capital is less than $16 million, the Cash Consideration that was paid will be reduced on a dollar-for-dollar basis for the amount by which Audited Net Working Capital is less than $16 million,

(ii) if this Audited Net Working Capital is more than $16 million but less than $17.5 million, the Cash Consideration to be paid will be increased on a dollar-for-dollar basis for the amount by which Audited Net Working Capital is greater than $16 million but less than $17.5 million, (iii) if the Audited Net Working Capital is $17.5 million or more but less than $18.5 million, no

additional Cash Consideration will be paid and (iv) if the

Audited Net Working Capital is more than $18 million by more than

$500,000, the Cash Consideration to be paid, will be increased on a dollar-for-dollar basis for the amount by which Audited Net

Working Capital is greater than $18.5 million.  Payment of the amount in excess of $18.5 million will be made by Warnaco in cash or by assigning Inventory, Accounts Receivable, or a combination thereof, as jointly determined by Warnaco and CKI.

Representatives of Warnaco and Warnaco's independent public

accountants, shall be entitled to be present at, observe and participate in the taking of the physical inventory and to review the work papers, schedules, memoranda and other documents used in the preparation of the Audited Balance Sheet for a period of 20 days following its delivery to Warnaco.  Following the Closing,

Warnaco shall cause its employees to cooperate with and otherwise assist CKI, its employees and its independent auditors in the preparation and audit of the Audited Balance Sheet including information regarding subsequent liquidation of Accounts

Receivable, inventory in-transit matters and other matters

required in the normal course of preparing and auditing the

Audited Balance Sheet.  Not later than such 20th day, Warnaco shall notify CKI whether or not it agrees that the Audited

Balance Sheet fairly presents the Audited Net Working Capital of

Newco as at the Closing Date.  If Warnaco is in agreement with the Audited Net Working Capital stated on the Audited Balance

Sheet, Warnaco or CKI, as the case may be, shall pay, transfer or assign to the other, within fifteen (15) business days after the day that notice of such agreement is given to CKI by Warnaco, the amount owed pursuant to this Section 4.2.  In the event that

Warnaco does not agree that the Audited Balance Sheet fairly presents the Audited Net Working Capital of CKI as of the Closing

Date, Warnaco shall so notify CKI and CKI and Warnaco shall,

during the 30 days after delivery of such notice, negotiate in good faith to resolve such disagreement.  If at the end of such

30-day period no resolution is reached, such disagreement shall be resolved by Arthur Andersen & Co., independent public

accountants mutually agreed upon by Warnaco and CKI, whose

determination shall be conclusive and binding on all the parties hereto.  Within fifteen (15) business days following the

resolution of Warnaco's and CKI's disagreement or the delivery of the determination made by such accountants to CKI and Warnaco,

Warnaco or CKI, as the case may be, shall pay, transfer or assign to the other, the amount of cash, Accounts Receivable or

Inventory owed pursuant to this Section 4.2.  The fees and

disbursements of such third firm of independent public

accountants shall be borne equally by CKI and Warnaco.  Any

Inventory assigned to CKI by Warnaco shall be sold solely in

CKI's outlet stores.

          Section 4.3.  Number of Shares.  The number of shares

of Warnaco Common Stock being delivered as Share Consideration was determined by calculating "x" (rounded to the nearest whole

number) in the formula:  x = y   z where "y" equals $24,000,000

(unless adjusted in accordance with Section 4.4 hereof) and "z"

equals the average of the closing prices of the Warnaco Common

Stock on the New York Stock Exchange Composite Tape for the

twenty (20) trading days preceding the Closing Date (the "Average

Common Share Price") as jointly calculated by the parties hereto.

          Section 4.4.  Cash or Stock Substitution.  At the

Closing, Warnaco shall have the option, in the event that the

Average Common Share Price is less than $25 per share, to

substitute cash for all or part of the Warnaco Common Stock to be paid as Share Consideration by reducing "y" in the formula set forth in Section 4.3 hereof and increasing the amount of Cash

Consideration, on a dollar-for-dollar basis, for the amount that

"y" has been so reduced.

          Section 4.5.  Related Agreements.  At the Closing, the

parties hereto and persons and entities indicated below are

entering into the following agreements:

               4.5(a)  Each of CKI, Mr. Calvin Klein and Mr.

Barry K. Schwartz are entering into a Non-Competition Agreement with Warnaco;

               4.5(b)  CKI and Group are entering into the

Registration Rights Agreement;

               4.5(c)  CKI and Newco are entering into the

Services Agreement;

               4.5(d)  CKI and the Trustee are entering into the

Trust Agreement and Newco is executing a counterpart thereof;

               4.5(e)  CKI and Warnaco are entering into the

Men's Accessories License;

               4.5(f)  CKI and Warnaco are entering into the

Administration Agreement;

               4.5(g)  CKI and Warnaco are entering into the

Worldwide Transfer Agreement;

               4.5(h)  CKI and Warnaco are entering into the

Allocation Agreement;

               4.5(i)  CKI, the Trust and Warnaco are entering

into the Servicing Agreement; and

               4.5(j)  CKI, the Trust and Warnaco are entering

into the Quality Assurance Agreement.

          Section 4.6.  Loans and Promissory Notes.  At the

Closing, Warnaco is lending to each of Mr. Calvin Klein and Mr.

Barry K. Schwartz the amount of Two Million Dollars ($2,000,000)

on the terms and conditions set forth in the Promissory Note, and a Promissory Note, evidencing the aforesaid loans, is being

entered into separately by each of them and delivered to Warnaco.

          Section 4.7.  Stock Options.  At the Closing, Mr.

Calvin Klein and Mr. Barry K. Schwartz each are being granted options by Group, pursuant to the 1991 Stock Option Plan of

Group, to purchase 37,500 shares of Warnaco Common Stock and each is entering into a Stock Option Agreement with Group which shall govern the terms and conditions (including, as a condition,

compliance by CKI, Mr. Calvin Klein and Mr. Barry K. Schwartz

with the terms and conditions of their Non-Competition Agreement being entered into by them) pursuant to which the options may be exercised.

          Section 4.8  Actions to be Taken by CKI.  In order to

effectuate the transactions contemplated by this Agreement and the Worldwide Transfer Agreement, CKI acknowledges that as of the

Closing, it has (i) incorporated and organized Newco under the laws of the State of Delaware with the authorized capital stock provided in Section 5B.2 hereof, (ii) entered into the Trust

Agreement and established the Trust, assigned the Calvin Klein

Trademarks to the Trust and caused the Trust to issue the Men's

Underwear Beneficial Interest and the Men's Underwear License to

CKI and the Women's Intimate Apparel Beneficial Interest and

Women's Intimate Apparel License to CKI, (iii) assigned the

Assets and the Assumed Liabilities to Newco, (iv) caused the directors of Newco to authorize the issuance and sale of the

Newco Shares to Warnaco on the terms and conditions provided for herein in return for CKI having caused the transfer of the

Assets, the Men's Underwear Beneficial Interest and the Men's

Underwear License to Newco, and (v) filed (or will file

immediately following the Closing) separate applications in the name of the Trust in the United States Patent and Trademark

Office for the Calvin Klein Trademarks (except "CK/Calvin Klein")

covering the items of Men's Underwear and Women's Intimate

Apparel specified in Schedule A to the Administration Agreement.

          Section 4.9  Assumption of Employee Compensation.  At

the Closing, CKI may provide Warnaco in Section 5A.15B of the

Disclosure Schedule with a list of any accrued salaries, firm bonuses, sales commissions, vacation pay and other compensation,

including all applicable taxes (social security, withholding,

etc.) resulting therefrom ("Accrued Compensation") which have been earned by Employees as of the Closing but is not yet payable to such Employees and Warnaco, at its option, may assume such

Accrued Compensation obligations of CKI and, if Warnaco agrees to assume the Accrued Compensation obligations, CKI agrees that

Warnaco may reduce, on a dollar-for-dollar basis, the Cash

Consideration being paid to CKI by the total aggregate amount of such Accrued Compensation obligations assumed by Warnaco.

          Section 4.10  Change of Newco Name.  CKI agrees that

Warnaco may utilize the name "Calvin Klein Men's Underwear, Inc."

for Newco while Newco is the owner of the Owner Certificate

representing the Men's Underwear Trademarks and the Men's

Underwear License and that Warnaco may change the name of Newco to "Calvin Klein Underwear, Inc." following the Second Closing.

          Section 4.11  Post-Closing Matters.  CKI agrees that on

the day following the Closing Date it shall deliver to Warnaco a listing of Accounts Receivable (aged by account) as of the

Closing Date and a listing of all recorded Accounts Payable as of the Closing Date, each of which is subject to normal post-closing adjustments consistent with past practice.  CKI also agrees that it shall pay to Warnaco no later than 30 days after the Closing

Date all Accounts Receivable from outstanding on the Closing Date

CKI and its retail and outlet stores.


                            ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF CKI

          A.  CKI HEREBY REPRESENTS AND WARRANTS TO GROUP AND

WARNACO, WITH RESPECT TO CKI, AS FOLLOWS:

          Section 5A.1.  Corporate Organization.  CKI is a

corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.  True, accurate and complete copies of the Articles of Incorporation and By-laws of CKI as in effect on the date hereof, including all amendments thereto, have heretofore been delivered or made available to

Warnaco.

          Section 5A.2.  Authority; Authorization and Validity of

Agreement.  CKI has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and carry out its obligations hereunder and

thereunder.  The execution and delivery of this Agreement and

Related Agreements to which it is a party and the performance of

CKI's obligations hereunder and thereunder have been duly

authorized by all necessary corporate action by the Board of

Directors and shareholders of CKI, and no other corporate

proceedings on the part of CKI are necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by CKI and each of the Related Agreements has been duly executed by CKI and this Agreement constitutes, and each of the Related Agreements to which it is a party constitute, its valid and binding obligation, enforceable against it in

accordance with its terms.

          Section 5A.3.  No Conflict or Violation.  Except as set

forth in Section 5A.3 of the Disclosure Schedule, the execution,

delivery and performance by CKI of this Agreement and the Related

Agreements to which it is a party do not and will not (i) violate or conflict with any provision of the Articles of Incorporation or By-laws of CKI, (ii) violate any provision of law, or any order, judgment or decree of any court or other Governmental

Body, or (iii) except to the extent a waiver or consent has been obtained, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in the creation of any Lien upon the Newco Shares, the Assets, the Men's

Underwear Beneficial Interest, the Men's Underwear License, the

Women's Intimate Apparel Beneficial Interest, the Women's

Intimate Apparel License or the Foreign Trademarks, under any contract, lease, loan agreement, mortgage, security agreement,

trust indenture or other agreement or instrument or obligation to which CKI or any of its Affiliates is a party or by which it is bound, which violation, breach, default or Lien would reasonably be expected to have a Material Adverse Effect on the Business.

          Section 5A.4.  Consents and Approvals.  Except as set

forth in Section 5A.4 of the Disclosure Schedule, the execution,

delivery and performance of this Agreement and the Related

Agreements to which it is or will be a party do not require, on the part of CKI, the consent or approval of, or filing with, any

Governmental Body or any third party, except such consents,

approvals and filings which have been obtained or the failure of which to obtain or make would not have a Material Adverse Effect on the Business.

          Section 5A.5.  Financial Statements.  (a) CKI has

heretofore delivered or made available to Group the statement of net assets of the Business being transferred to Newco at January

1, 1994 (the "Net Assets Statement").  Each of the items set forth in the Net Assets Statements (i) has been taken from the books and records of CKI and accurately state or reflect in all material respects the financial matters thereby, and (ii) has been determined in conformity with GAAP consistently applied.

               (b)  CKI has heretofore delivered or made

available to Group the preliminary statement of operations of the

Business for the year ended January 1, 1994 and the statement of operations of the Business for the year ended January 2, 1993

(the "Operations Statements").  The Operations Statements,

including the accompanying notes thereto, (i) have been taken from the books and records of CKI and accurately state or reflect in all material respects the financial matters reflected thereby and (ii) except as otherwise stated therein, all material

components have been determined in accordance with GAAP

consistently applied.  Except as set forth in Section 5A.5 of the

Disclosure Schedule, all direct or directly allocable expenses attributable to the Business have been reflected in the

Operations Statement, except to the extent any such expenses would not reasonably be expected to have a Material Adverse

Effect on the Business.  In the course of performing their audit of CKI's consolidated financial statements for its 1993 fiscal year which is currently in process, CKI has not been informed by its independent public accountants that any material adjustment should be made to any item set forth on the Operations Statement.

          (c)  CKI has heretofore delivered, or made available to

Warnaco, the sales and gross profits for the Business for the month ended January 29, 1994.  The sales and gross profits

amounts (i) have been taken from the books and records of CKI and accurately state the amounts thereof and (ii) have been

determined in accordance with past practice for CKI internal-use monthly operating statements of the Business.

               (d)  CKI has heretofore delivered, or made

available to Warnaco, the unaudited consolidated interim balance sheet of CKI and its subsidiaries at October 2, 1993 (including the related notes) which presents fairly, in all material

respects, the financial condition of CKI as of the date thereof in accordance with GAAP for such unaudited financial statements,

subject to normal year-end adjustments.

          Section 5A.6.  Operation in Ordinary Course.  Except as

set forth in Section 5A.6 of the Disclosure Schedule and as

contemplated by this Agreement, since January 1, 1994, CKI has operated the Business, and has not entered into any transaction with respect to the Business, other than in the ordinary course consistent with past practice.

          Section 5A.7  No Material Adverse Change.  During the

period from January 1, 1994 to the date hereof, there has not been, with respect to the Business, any adverse change in its business, condition or results of operations or change in

accounting principles or practices, except for changes which would not reasonably be expected to have a Material Adverse

Effect on the Business.  Since October 2, 1993 to the date

hereof, there has not been any adverse change in the business,

condition or results of operations of CKI, except for changes which would not reasonably be expected to have a Material Adverse

Effect on CKI.

          Section 5A.8.  Tax Matters.  (a)  CKI and each of its

Affiliates, within the time and in the manner prescribed by law,

have filed all material state and local Tax Returns required to be filed in respect of any Taxes relating to the Business, and have timely paid all Taxes that are due and payable or

established, on the appropriate books and records, reserves that are adequate therefor, except in those cases where the failure to do so would not reasonably be expected to have a Material Adverse

Effect on the Business; and

               (b)  there are no Liens for Taxes upon the Assets,

except for statutory liens for Taxes not yet due.

          Section 5A.9.  Absence of Undisclosed Liabilities.

Except as set forth in Section 5A.9 of the Disclosure Schedule,

neither CKI nor any of its Affiliates has any material,

contingent liability relating to the Business, which would have required disclosure in accordance with GAAP in the Net Assets

Statement.  Since January 1, 1994 neither CKI nor any of its

Affiliates has incurred, with respect to the Business, any

liability not in the ordinary course which is material to the

Business.

          Section 5A.10.  Intellectual Property.

          (a)  Section 5A.10 of the Disclosure Schedule is a

complete and accurate list of all current (i) trademark and

service mark registrations and applications for registration,

(ii) copyright applications and registrations, and (iii) patents and patent applications owned by CKI relating to the manufacture,

distribution, licensing, advertising, promotion and sale of (x)

Men's Underwear and (y) Women's Intimate Apparel (the

"Intellectual Property").  Section 5A.10 of the Disclosure

Schedule also sets forth, for each registered Calvin Klein

Trademark and trademark application with respect thereto, the country of such registration or application, the registration or application number, the registration or filing date, and the class of goods covered by such registration or application.

Except as set forth in Section 5A.10 of the Disclosure Schedule,

CKI owns the material Intellectual Property in the United States free and clear of any Liens and free and clear of any licenses and sublicenses to any third parties.  Except as set forth in

Section 5A.10 of the Disclosure Schedule, all Foreign Trademarks

owned by CKI relating to the manufacture, distribution,

licensing, advertising, promotion and sale of (i) Men's Underwear and (ii) Women's Intimate Apparel are free and clear of all Liens which singularly or in the aggregate would materially interfere with the enjoyment of the Foreign Trademarks and free and clear of any licenses or sublicenses to any third parties.  All

trademark and service mark registrations and applications, and all patents, patent applications, copyright registrations and applications included in the Intellectual Property are recorded in the name of CKI or its predecessors.

          (b)  All of the material Intellectual Property is

valid, subsisting in full force and effect, and enforceable and no registration or application therefor has lapsed, expired, or been abandoned or cancelled or is the subject of any pending or threatened opposition or cancellation proceeding before any

trademark office or other registration authority in any

jurisdiction.  Except as set forth in Section 5A.10 of the

Disclosure Schedule, CKI is not aware of any claims or any basis for such claims pending before any Governmental Body or

threatened by any third party anywhere in the world challenging

(i) the registrability, validity or enforceability of the

material Intellectual Property, (ii) CKI's or its Affiliates'

ownership rights therein or (iii) CKI's use of the material

Intellectual Property on the grounds that such use violates the legitimate rights of a third party.  Except as set forth in

Schedule 5A.10 of the Disclosure Schedule, all United States

trademarks in International Class 25 (or the corresponding local class) for which there is a registration or application for

registration have been in continuous use by CKI or its Affiliates or a licensee of CKI or the licensee's Affiliates from the date of first use alleged in any registration or application for

registration, and such use continues to the date hereof and

inures to the benefit of CKI.  Except as set forth in Section

5A.10 of the Disclosure Schedule, to the best of CKI's Knowledge,

neither CKI's use of the Intellectual Property nor CKI's conduct of the Business, infringes upon the legitimate proprietary rights of any third party and there are no material infringement actions being taken or contemplated to be taken against third parties for infringement of the material Intellectual Property.

          Except as set forth in Section 5A.10 of the Disclosure

Schedule, neither CKI nor any of its Affiliates has entered into any consents, consent decrees, indemnifications, forbearances to sue, or settlement agreements with any third party relating to the material Intellectual Property adversely affecting to any degree or restricting to any degree any rights of CKI (and

Warnaco hereunder) with respect to the Intellectual Property.

               (c)  Section 5A.10 of the Disclosure Schedule sets

forth all license or distribution agreements relating to the material Intellectual Property other than licenses to CKI

authorized retail stores (the "Intellectual Property

Agreements").

               (d)  Except as set forth in Section 5A.10 of the

Disclosure Schedule, CKI has not, either orally or in writing,

agreed to enter into, amend, extend, renew, modify or terminate any Intellectual Property Agreement or joint venture agreement relating to Men's Underwear, Women's Intimate Apparel or Men's

Accessories.

          Section 5A.11.  Compliance with Law.  CKI and each of

its Affiliates has complied with all laws, regulations, orders or other legal requirements, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or Governmental Body or regulatory authority or arbitrator, domestic or foreign, applicable to the

Business or any of the assets, properties or operations with respect thereto, with which failure to comply or default would have a Material Adverse Effect on the Business.  Neither CKI nor

any of its Affiliates has made any unlawful contributions, gifts or expenditures to government officials or others in violation of

Section 30A of the Exchange Act.  CKI has complied with and is in compliance with all laws relating to the import or export of

Product and has paid in full all duties, custom charges, tariffs,

surcharges or other fees relating to the import or export of

Product, except where the failure to comply or pay would not reasonably be expected to have a Material Adverse Effect on the

Business.

          Section 5A.12.  Litigation.  Section 5A.12 of the

Disclosure Schedule sets forth all claims, actions, suits,

proceedings, or investigations pending or, to CKI's Knowledge,

threatened, before any arbitration or other tribunal, or any federal or state court or Governmental Body brought against CKI or any of its Affiliates relating to the Business, Men's

Underwear or Women's Intimate Apparel.  Except as disclosed in

Section 5A.12 of the Disclosure Schedule, based on the current status of the matters, none of the matters listed in Section

5A.12 of the Disclosure Schedule would reasonably be expected to have a Material Adverse Effect on the Business.

          Section 5A.13.  Contracts.  Section 5A.13 of the

Disclosure Schedule lists all Contracts to which CKI or any of its Affiliates is a party relating to the Business, Men's

Underwear or Women's Intimate Apparel, other than any single

Contract for less than $100,000 or all Contracts which in the aggregate call for the payment of less than $500,000.  Except as set forth in Section 5A.13 of the Disclosure Schedule, each of the Contracts is a valid and binding obligation of the parties thereto and enforceable against them according to its terms and is in full force and effect and CKI or its Affiliate, if a party thereto, and, to CKI's knowledge, the other parties to such

Contracts, are in compliance with all material terms thereof.

Except as set forth in Section 5A.13 of the Disclosure Schedule and except for those rights as would not reasonably be expected to have a Material Adverse Effect on the Business, CKI's or its

Affiliates' rights under the Contracts are fully assignable

without consent of any party thereto or any third party.

          Section 5A.14.  Employee Benefits; ERISA.  (a)  Section

5A.14 of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive

compensation, stock purchase, stock option, severance or

termination pay, hospitalization or other medical benefits,

savings, profit-sharing, pension or retirement plan or program,

and each other employee benefit plan, welfare plan or other

program or perquisite, currently sponsored, maintained or

contributed to or required to be contributed to by CKI or any trade or business, whether or not incorporated, that would be deemed affiliated with CKI for purposes of Section 414(b), (c),

(m), (n) or (o) of the Code (an "ERISA Affiliate") for the

benefit of any employee or former employee of the Business,

whether formal or informal and whether legally binding or not

(the "CKI Plans").

               (b)  Except for the severance policies or

agreements of CKI previously delivered to Group, there are no employment or severance agreements, contracts or other

arrangements between CKI or any of its Affiliates and any

Employee providing for continued employment or the payment of separation pay or separation benefits to any Employee.

          Section 5A.15.  Employees.  Schedule 5A.15A of the

Disclosure Schedule lists the names, current salaries and

benefits of each of the Employees.  At the Closing, if CKI wishes to have Warnaco assume its obligations for Accrued Compensation as provided in Section 4.10 hereof, Section 5A.15B of the

Disclosure Schedule shall list, by Employee and matter, the

amount of Accrued Compensation to which Employees of CKI are entitled as of the Closing Date.

          Section 5A.16.  Labor Difficulties.  Except to the

extent set forth in Section 5A.16 of the Disclosure Schedule,

with respect solely to operations of the Business, (a) CKI and each of its Affiliates are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and

hours, and are not engaged in any unfair labor practice; (b) no collective bargaining agreement is binding on CKI or any of its

Affiliates; (c) there is no unfair labor practice complaint

against CKI or any of its Affiliates pending before the National

Labor Relations Board; (d) there is no labor strike, dispute,

slowdown or stoppage actually pending or, to CKI's knowledge,

threatened against or affecting CKI or any of its Affiliates; (e)

no representation question exists respecting the Employees of CKI or any of its Affiliates; and (f) neither CKI nor any of its

Affiliates has experienced any material work stoppage.

          Section 5A.17.  Investment Purpose; Legend.  CKI will

acquire the shares of Warnaco Common Stock to be issued by Group pursuant to the terms hereof for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, provided that the disposition of

CKI's property shall at all times be and remain within CKI's control.  CKI agrees that all certificates representing the

shares of Warnaco Common Stock shall bear a legend to the effect that such securities have not been registered under the

Securities Act or the securities laws of any state and neither such securities nor any interest therein may be sold or otherwise transferred in the absence of such registration or an exemption thereunder.

          Section 5A.18.  Environmental Matters.  CKI has

obtained and maintained in effect with respect to the operations of the Business all material licenses, permits and other

authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment

("Environmental Laws") and is in compliance in all material

respects with all Environmental Laws and with all such licenses,

permits and authorizations.

          Section 5A.19.  Fixed Assets.  Section 5A.19 of the

Disclosure Schedule lists each of the items constituting Fixed

Assets owned by CKI or its Affiliates.  The Fixed Assets are suitable for their intended use in all material respects.  CKI has, and Newco will have upon the transfer to it by CKI, good,

valid and marketable title to such Fixed Assets, free and clear of any Lien, except for Liens which would not be reasonably

expected to have a Material Adverse Effect on the Business.

          Section 5A.20.  Inventory.  To CKI's Knowledge, the

Inventory shown on the Interim Balance Sheet and Audited Balance

Sheet, whether finished goods, work in process or raw materials,

are all items of a quality usable or saleable in the ordinary and usual course of the Business consistent with past practice,

except for inventory items that are obsolete or not usable or saleable in the ordinary course of the Business and that have been written down to an amount not in excess of the market value or for which sufficient accounting reserves or allowances have been provided in accordance with GAAP (or, with respect to the

Interim Balance Sheet, as reasonably estimated consistent with the principles used in preparing the Net Assets Statement).

          Section 5A.21.  Accounts Receivable.  Section 5A.21 of

the Disclosure Schedule lists, by individual account, the

Accounts Receivable as of the close of business on March 9, 1994.

The Accounts Receivable on the Interim Balance Sheet and Audited

Balance Sheet represent sales actually made in the ordinary

course of business (including amounts due from Affiliates and retail and outlet stores of CKI which were not in excess of

$171,000).  To CKI's Knowledge, such accounts are collectible net of the amount of reserve set forth in the notes thereto, which amount, based on GAAP, is adequate to cover doubtful accounts,

returns, discounts and allowances.

          Section 5A.22.  Assets Necessary to Operate the

Business.  Except as set forth in Section 5A.22 of the Disclosure

Schedule and except for the personnel and services being supplied by the Services Agreement, the Administration Agreement and

treasury, accounting and other administrative services, the

Assets, the Employees, the Men's Underwear License and the

Contracts constitute all rights, properties, leases, licenses and other assets and agreements necessary to permit Warnaco to

conduct the Business in the same manner as such Business has been conducted prior to the date hereof.

          Section 5A.23.  Customers and Suppliers.  Section 5A.23

of the Disclosure Schedule sets forth a list of (a) the 20

largest customers of the Business in terms of sales during the

1993 fiscal year ended January 1, 1994 and the total sales to each such customer for such period and (b) the 10 largest

suppliers of the Business in terms of purchases during the 1993 fiscal year ended January 1, 1994 and the total purchase by the

Business from each such supplier during such period.  Except as set forth in Section 5A.23 of the Disclosure Schedule, none of the 20 largest customers of the Business nor the 10 largest

suppliers of the Business has threatened, to the knowledge of

CKI, to cancel or significantly diminish its purchases of Men's

Underwear or supply of goods used in the manufacture and

production of Men's Underwear or to take (or omit to take) an action that would significantly, adversely change the

relationship of such customer or supplier with the Business

either prior to or following the Closing.

          Section 5A.24.  Orders, Commitments and Returns.  As of

January 29, 1994, the aggregate of all accepted and unfilled orders of the Business did not exceed $8.2 million and the

aggregate of all contracts or commitments for the purchase of

Men's Underwear manufactured for the Business did not exceed $8.0 million, all of which orders, contracts and commitments were made in the ordinary course of business and consistent with past

practice.  Except as set forth in Section 5A.24 of the Disclosure

Schedule, there are no claims or, to CKI's Knowledge, bases for claims to return Men's Underwear in an amount greater than

historical levels by reason of alleged undershipments, defective merchandise or otherwise, or of merchandise in the hands of

customers under an understanding that such merchandise would be returnable.

          Section 5A.25.  Letters of Credit.  Section 5A.25 of

the Disclosure Schedule lists all outstanding Letters of Credit as of the date hereof.

          Section 5A.26.  Licenses and Permits.  Except as set

forth in Section 5A.26 of the Disclosure Schedule, no License or

Permit is necessary for CKI to operate the Business.

          Section 5A.27.  Disclosure.  Except as set forth in

Section 5A.27 of the Disclosure Schedule, to the best of CKI's

Knowledge, the information listed on Schedule 5A.27 hereto, taken as a whole, is or was not inaccurate in any material respect at the time it was made in light of the circumstances under which it was made.  CKI has not knowingly failed to disclose to Warnaco any facts or circumstances which would reasonably be expected to have a Material Adverse Effect on the Business.

          B.  CKI HEREBY REPRESENTS AND WARRANTS TO GROUP AND

WARNACO, WITH RESPECT TO NEWCO, AS FOLLOWS:

          Section 5B.1.  Corporate Organization.  Newco is a

corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to consummate the transactions to be consummated by it as contemplated hereby.  True, accurate and complete copies of the Certificate of Incorporation and By-laws of Newco, including all amendments thereto, have been delivered to Warnaco by CKI as of the Closing.

          Section 5B.2.  Capitalization.  (a)  The authorized

capital stock of Newco consists of 1,000 shares of common stock,

par value $0.01 per share.  Prior to the Closing, there were no shares of capital stock of Newco issued and outstanding, and the

Newco Shares being issued and sold to Warnaco at the Closing are validly issued, fully paid and nonassessable and not subject to,

or issued in violation of, any preemptive rights.

               (b)  Other than pursuant to this Agreement, there

are no options, warrants, calls, rights, subscriptions,

convertible securities or other rights or agreements,

arrangements or commitments of any kind with respect to any

security of Newco.

          Section 5B.3.  Authority; Authorization and Validity of

Agreement.  Newco has all requisite corporate power and authority to consummate the transactions contemplated hereby to be

consummated by it and carry out its obligations hereunder.  The performance of Newco's obligations in connection with the

consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action by the Board of

Directors of Newco, and no other corporate proceedings on the part of Newco are necessary in connection therewith.

          Section 5B.4.  No Conflict or Violation.  The

transactions being consummated by Newco as contemplated herein will not violate or conflict with any provision of the

Certificate of Incorporation or By-laws of Newco.

          Section 5B.5.  No Prior Activities.  Except for

obligations or liabilities incurred in connection with its

incorporation or organization and the transactions contemplated hereby, Newco has not incurred any obligations or liabilities nor engage in any business or activities of any type or kind

whatsoever or enter into any agreements or arrangements with any person or entity.

          C.  CKI REPRESENTS AND WARRANTS TO GROUP AND WARNACO,

WITH RESPECT TO THE TRUST, AS FOLLOWS:

          Section 5C.1.  Authorization.  The Trust Agreement has

been duly authorized by CKI and constitutes a valid and binding agreement of CKI.  The Owner Certificates representing the Men's

Underwear Beneficial Interest and the Women's Intimate Apparel

Beneficial Interest and the Men's Underwear License and Women's

Intimate Apparel License have been duly authorized, duly and validly executed in accordance with the Trust Agreement and

delivered to CKI and assigned to Newco and to CKI, respectively,

and are validly issued and outstanding and entitled to the

benefits of the Trust Agreement.

          Section 5C.2.  No Violation.  (a)  The Trust is not in

violation of its organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or instrument to which it is a party or by which it is bound, which violation or default could affect interests held by (i) the Trust in the Calvin Klein

Trademarks, (ii) Newco in the Men's Underwear Beneficial Interest

and Men's Underwear License or (iii) CKI in the Women's Intimate

Apparel Beneficial Interest and Women's Intimate Apparel License.

               (b)  The authorization, execution, delivery and

performance of the Trust Agreement and the consummation of the transactions contemplated thereby will not result in a breach or violation of any of the terms and provisions of the Trust

Agreement, or constitute a default under, any statute, order,

rule or regulation of any Governmental Body having jurisdiction over the Trust or any agreement, indenture or instrument to which the Trust is a party or by which the Trust is bound.

          Section 5C.3.  Litigation.  There is no action, suit or

proceeding before or by any court or Governmental Body pending or, to the knowledge of CKI, threatened, against the Trust.

          Section 5C.4.  Consents.  Except for filings in the

U.S. Patent and Trademark Office and filings in the appropriate trademark offices in other foreign jurisdictions no consent,

approval, authorization or order of, or filing with, any court or

Governmental Body or any third party is required to be obtained or made by the Trust in connection with the consummation of the transactions contemplated by this Agreement, including the

issuance of the Owner Certificate representing the Men's

Underwear Beneficial Interest and the Men's Underwear License and

the Owner Certificate representing the Women's Intimate Apparel

Beneficial Interest and the Women's Intimate Apparel License.

          Section 5C.5.  Title.  (a)  Newco has good, valid and

marketable title to the Owner Certificate representing the Men's

Underwear Beneficial Interest, free and clear of any Lien, and all rights as licensee in and to the Men's Underwear License.

               (b)  CKI has good, valid and marketable title to

the Owner Certificate representing the Women's Intimate Apparel

Beneficial Interest and the Women's Intimate Apparel License,

free and clear of any Lien.


                            ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF GROUP

          A.  GROUP HEREBY REPRESENTS AND WARRANTS TO CKI, WITH

RESPECT TO GROUP, AS FOLLOWS:

          Section 6A.1.  Corporate Organization.  Group is a

corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.  True, accurate and complete copies of the Restated Certificate of Incorporation and By-laws of Group as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to CKI.

          Section 6A.2.  Authority; Authorization and Validity of

Agreements.  Group has all requisite corporate power and

authority to enter into this Agreement and the Related Agreements to which it is a party, to issue and deliver the shares of

Warnaco Common Stock constituting Share Consideration and to carry out its obligations hereunder and thereunder.  The

execution and delivery of this Agreement and the Related

Agreements to which it is a party and the issuance and delivery of the shares of Warnaco Common Stock constituting Share

Consideration and the performance of Group's obligations

hereunder and thereunder have been duly authorized by all

necessary corporate action by the Board of Directors of Group,

and no other corporate proceedings on the part of Group are

necessary to authorize such execution, issuance, delivery and performance.  This Agreement has been, and the Related Agreements to which Group is a party have been, duly executed by Group and this Agreement constitutes, and the Related Agreements constitute its valid and binding obligation, enforceable against it in

accordance with their terms.

          Section 6A.3.  No Conflict or Violation.  The

execution, delivery and performance by Group of this Agreement,

and the Related Agreements to which it is a party, and the

issuance and delivery of the shares of Warnaco Common Stock do not and will not (i) violate or conflict with any provision of the Restated Certificate of Incorporation or By-laws of Group,

(ii) violate any provision of law, or any order, judgment or decree of any court or other Governmental Body, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both), except to the extent a waiver or consent has been obtained, a default, or result in the creation of any Lien on any property of Group or any of its Affiliates, under any contract, lease, loan agreement, mortgage, security agreement,

trust indenture or other agreement or instrument to which Group or any of its Affiliates is a party or by which it is bound,

which violation, breach, default or Lien would reasonably be expected to have a Material Adverse Effect on the Business.

          Section 6A.4.  Consent and Approvals.  The execution,

delivery and performance of this Agreement by Group and the

Related Agreements to which it is a party, and the issuance and delivery of the shares of Warnaco Common Stock do not require the consent or approval of, or filing with, any Governmental Body or any third party except (i) as required pursuant to the rules and regulations of the NYSE for the listing of the shares of Warnaco

Common Stock being issued as Share Consideration and (ii) such consents, approvals and filings which have been obtained or which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Group or on Group's ability to consummate the transactions contemplated hereby.

          Section 6A.5.  Reports and Financial Statements.  Group

has filed all reports, proxy statements and documents required to be filed with the SEC pursuant to the Exchange Act since January

1, 1992, including, without limitation, an Annual Report on Form

10-K for the year ended December 31, 1992 (collectively, the "SEC

Reports"), and has previously furnished or made available to CKI true and complete copies of all such SEC Reports.  As of their respective dates (as amended through the date hereof), all such

SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with the laws, regulations and forms governing such filings, and none of such SEC Reports (including all

schedules thereto and documents incorporated by reference

therein), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the

circumstances under which they were made, not misleading.  Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents the consolidated financial

position of Group as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the consolidated results of operations and cash flow of Group for the respective periods or as of the

respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as

otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustment described therein.

          As of the date hereof, there are no claims, actions,

proceedings or investigations pending or, to Group's Knowledge,

threatened against Group or any of its subsidiaries, or any

properties or rights of Group or any of its subsidiaries, before any court, administrative, governmental or regulatory authority or body which is required to be described in any SEC Report that is not so described and which would have or will have a Material

Adverse Effect on Group.  There are no contracts or other

agreements required to be described in or filed as an exhibit to any SEC Report that is not described in or filed as required by the Exchange Act.  Group is not in violation or breach of or default under any such contract or agreement; nor to Group's

Knowledge, is any other party to any such contract or agreement in violation or breach of default under any such contract or agreement except for, in the case of each of the foregoing, any breach or default which does not and will not have a Material

Adverse Effect on Group.

          Section 6A.6.  Capital Stock and Related Matters.  The

authorized capital stock of Group consists of (i) 65,000,000 shares of Warnaco Common Stock, of which 19,822,616 shares are issued and outstanding as of March 10, 1994 and (ii) 10,000,000 shares of Preferred Stock of which no shares were issued and outstanding as of the date hereof.  All of the outstanding shares of capital stock of Group have been duly authorized and validly issued and are fully paid and nonassessable.  As of the date hereof, none of the shares of capital stock of Group are, by virtue of any agreement to which Group

is a party, subject to any option, warrant, right or call,

preemptive right or commitment of any kind or character except that, with respect to the Warnaco Common Stock, 285,675 shares are reserved for issuance pursuant to Group's 1988 Employee Stock

Purchase Plan, and 156,500 shares and 180,000 shares are reserved for issuance pursuant to outstanding options pursuant to Group's

1991 Stock Option Plan and 1993 Stock Plan, respectively.

          Section 6A.7.  Authorization and Validity of the Shares

of Warnaco Common Stock.  The shares of Warnaco Common Stock which may be issued at the Closing and the shares of Warnaco

Common Stock issuable upon exercise of the Stock Option

Agreements contemplated by Sections 4.7 and 7B.1 (the "Option

Shares") have been duly authorized by all necessary corporate action on the part of Group.  When issued pursuant to the terms of the Agreement, the shares of Warnaco Common Stock and the

Option Shares will be validly issued and outstanding, fully paid and nonassessable and the issuance of such shares of Warnaco

Common Stock (including the Option Shares) will not be subject to preemptive rights of any other stockholder of the Group or any

Lien.  The Option Shares to be issued pursuant to Sections 4.7 and 7B.1 hereof will have been registered at the time of issuance under the Securities Act and when such shares are received by the holder of such stock options, the Option Shares will be freely transferable without further registration.  Application to list the Option Shares to be issued pursuant to Sections 4.7 and 7B.1 hereof on the NYSE will have been made by Group at the time of issuance of the Option Shares.

          Section 6A.8.  Absence of Specified Changes.  Except

for the transactions provided for by this Agreement and as set forth in Schedule 6A.8 hereto, during the period from September

30, 1993 to the date hereof, there has not been, with respect to

Group, any (i) material adverse change in its business, condition or results of operations; (ii) change in accounting principles,

methods or practices; (iii) amendment to its Certificate of

Incorporation or By-laws; or (iv) agreement or understanding to take any of the actions described in clause (ii) or (iii) of this

Section 6A.8.

          Section 6A.9.  Disclosure.  Warnaco has not knowingly

failed to disclose to CKI any facts or circumstances which would have a Material Adverse Effect on Group.

          B.  GROUP HEREBY REPRESENTS AND WARRANTS TO CKI, WITH

RESPECT TO WARNACO, AS FOLLOWS:

          Section 6B.1.  Corporate Organization.  Warnaco is a

corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.  True, accurate and complete copies of the Restated Certificate of Incorporation and By-laws of Warnaco as in effect on the date hereof, including all amendments thereto, have heretofore been delivered or made available to CKI.

          Section 6B.2.  Authorization and Validity of Agreement.

Warnaco has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to make the loans pursuant to Section 4.6 hereof and to carry out its obligations hereunder and thereunder.  The

execution and delivery of this Agreement and Related Agreements to which it is a party, the making of the loans pursuant to

Section 4.6 hereof, and the performance of Warnaco's obligations hereunder and thereunder have been duly authorized by all

necessary corporate action by the Board of Directors or Warnaco and by Group, as the sole shareholder of Warnaco, and no other corporate proceedings on the part of Warnaco are necessary to authorize such execution, delivery and performance.  This

Agreement has been duly executed by Warnaco and each of the

Related Agreements to which it is a party have been duly executed by Warnaco and this Agreement and each of the Related Agreements constitute a valid and binding obligation of Warnaco, enforceable against it in accordance with its terms.

          Section 6B.3.  No Conflict or Violation.  The

execution, delivery and performance by Warnaco of this Agreement and the Related Agreements to which it is a party and the making of the loans pursuant to Section 4.6 hereof do not (i) violate or conflict with any provision of the Restated Certificate of

Incorporation or By-laws of Warnaco, (ii) violate any provision of law, or any order, judgment or decree of any court or other

Governmental Body, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default,

or result in the creation of any Lien on any of the assets of

Warnaco or any of its Affiliates, under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument or obligation to which Warnaco or any of its Affiliates is a party or by which it is bound, which

violation, breach, default or Lien would reasonably be expected to have a Material Adverse Effect on Warnaco.

          Section 6B.4.  Consents and Approvals.  The execution,

delivery and performance of this Agreement and the Related

Agreements to which it is a party and the making of the loans pursuant to Section 4.6 hereof do not require on the part of

Warnaco the consent or approval of, or filing with, any

Governmental Body or any third party except such consents,

approvals and filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse

Effect on Warnaco.

          Section 6B.5.  Capitalization.  The authorized capital

stock of Warnaco consists of 100,000 shares of Common Stock, par value $1.00 per share, of which 100,000 shares are issued and outstanding.  All of the issued and outstanding shares of the

Common Stock are owned by Group.


                           ARTICLE VII

          OTHER AGREEMENTS AND COVENANTS OF THE PARTIES

               A.  AGREEMENTS AND COVENANTS OF CKI.

          Section 7A.1.  Warnaco Mail and Other Documents.

Following the Closing, CKI agrees to deliver to Warnaco all mail and other documents received by CKI which relates to the Business and which, from its review, should be delivered to Warnaco.

          Section 7A.2.  Further Assurances.  After the Closing

and the Second Closing, CKI shall, from time to time at the

request of Warnaco and without further cost or expense to Warnaco

(except for any and all costs and recordation and filing taxes relating to the transfer or assignment of the Calvin Klein

Trademarks or the recordation of perpetual licenses for such marks as they relate to Men's Underwear and Women's Intimate

Apparel and maintaining and defending the Men's Underwear

Trademarks and the Women's Intimate Apparel Trademarks, which shall be borne solely by Warnaco), execute and deliver such other instruments of conveyance and transfer and take such other

actions as Warnaco may reasonably request, in order to more

effectively consummate the transactions contemplated hereby.

          Section 7A.3.  Insurance.  CKI has heretofore delivered

or made available to Warnaco a listing of the policies of

insurance, in force as of the date hereof, naming CKI or its

Affiliates as insured, which cover losses which may be suffered by the Business.  CKI agrees to keep, or cause to be kept, in full force and effect, insurance, which is customary to be kept by a provider of warehousing and shipping services, to cover the warehousing and shipping services being provided to Warnaco by

CKI pursuant to the Services Agreement until such services are no longer being provided to Warnaco by CKI.

          Section 7A.4.  Women's Intimate Apparel.  From the date

of entry into this Agreement until the Second Closing, CKI shall not sell, transfer, assign or in any way encumber, including through the grant of any Lien or any license or distribution agreement relating to Women's Intimate Apparel, the Women's

Intimate Apparel Beneficial Interest or the Women's Intimate

Apparel License or take or fail to take any action which would prevent it from consummating the sale of the Women's Intimate

Apparel Beneficial Interest and the transfer and assignment of the Women's Intimate Apparel License to Warnaco as provided

herein.  CKI agrees that from the date of execution of this

Agreement until the Second Closing, unless otherwise expressly consented to in writing by Warnaco, CKI will conduct its

operations with respect to any rights or obligations under the

Heckler License to sustain the quality of the Calvin Klein

Trademarks as applied to Women's Intimate Apparel.

          Section 7A.5.  Assignment of Contracts.  At the

Closing, CKI is assigning to Warnaco the Contracts listed on

Schedule 7B.2 hereto (but with respect to the licenses and

distribution agreements listed thereon, only the interests

thereof relating to Men's Underwear) and, effective as of the

Second Closing, the interest relating to Women's Intimate

Apparel, provided, however, amounts payable by such licensees under any such Contract on account of sales made prior to the

Closing Date shall be payable solely to CKI.  Warnaco and CKI agree that the Administration Agreement will govern the means of sharing royalties, fees and payments received from licensees under the Contracts which are license agreements and the

allocation of purchase requirements by distributors under the

Contracts which are distribution agreements.  In addition, upon the expiration or the earlier termination of the Heckler License,

and upon the Second Closing, Warnaco shall assume all of CKI's remaining rights under the Heckler License, including but not limited to the option to purchase the licensee's remaining

inventory under the terms of such license.  If it shall be

necessary for CKI to exercise such right to purchase all or part of this inventory in order to comply with any time requirements under the Heckler License (or as may otherwise be requested or directed by Warnaco) CKI shall, if directed by Warnaco, exercise such option to purchase the licensee's remaining inventory for

Warnaco's account and subject to payment by Warnaco of the cost of purchasing such inventory.  CKI will promptly take all

commercially reasonable steps necessary to obtain executed

licenses and distribution agreements covering only Men's

Underwear and Women's Intimate Apparel on the same business terms and conditions as, and substantially identical to, such

agreements in effect on the date hereof, which new agreements as to Men's Underwear shall be assigned to Warnaco following their execution and such agreements relating to Women's Intimate

Apparel shall be assigned to Warnaco at the Second Closing.

          Section 7A.6.  Promotional Figures.  CKI covenants and

agrees that any promotional figure or figures for Men's Underwear will be subject to Warnaco's prior approval (which will not be unreasonably withheld) and the terms of such person's retention will be on terms that are acceptable to Warnaco and will be

standard for a CKI modeling services agreement.

              B.  AGREEMENTS AND COVENANTS OF GROUP AND WARNACO.

          Section 7B.1.  Stock Options.  Upon the first

anniversary of the Closing, provided that none of CKI, Mr. Calvin

Klein nor Mr. Barry K. Schwartz has violated the Non-Competition

Agreement being entered into by them pursuant to this Agreement and subject to the approval, if required, of the shareholders of

Group of additional shares of Warnaco Common Stock for the grant of stock options, Mr. Calvin Klein and Mr. Barry K. Schwartz each shall be granted options, pursuant to the 1993 Stock Plan and/or any successor plan of Group, to purchase 37,500 shares of Warnaco

Common Stock.  Exercisability of the options will be subject to the compliance by CKI, Mr. Calvin Klein and Mr. Barry K. Schwartz

with the above-referenced Non-Competition Agreement and the terms and conditions of the Stock Option Agreement governing such

options.

          Section 7B.2.  Assumed Liabilities.  From and after

Closing, Warnaco agrees to cause Newco to undertake, pay and perform the Accounts Payable (but in no event in an amount

greater than $3,000,000) being assigned by CKI to Newco

(including all duties, customs and brokerage charges incurred on

Inventory in transit at the Closing) and the Contracts relating to Men's Underwear listed on Schedule 7B.2 hereto and all other

Contracts arising in the ordinary course of business and, at the

Second Closing, those Intellectual Property Agreements relating to Women's Intimate Apparel listed on Schedule 7B.2.

          Section 7B.3.  CKI Loan.  Warnaco agrees that, if

requested, it will assist CKI until the first anniversary of the date of this Agreement in obtaining a loan on commercially

reasonable terms which is secured solely by the Warnaco Common

Stock to be received by CKI pursuant to this Agreement and is otherwise a non-recourse loan.  CKI agrees that the Warnaco

Common Stock securing such loan shall be kept in a segregated account so that any changes in the value of other securities or collateral held by the lender for any other loan to CKI shall not provide a basis for a margin call and CKI shall provide Warnaco with confirmation from the lender to such effect.

          Section 7B.4.  Letters of Credit.  Warnaco agrees with

CKI that as of the Closing it will replace all Letters of Credit issued on behalf of CKI and its Affiliates which are listed in

Section 5A.26 of the Disclosure Schedule with letters of credit issued by Warnaco's lenders or issue a back-to-back letter of credit to CKI's issuer.

          Section 7B.5.  Returns.  From and after the Closing,

Warnaco agrees that it will accept and issue a credit to

customers of the Business for all returns, in the normal course to the extent consistent with prior experience as heretofore disclosed by CKI to Warnaco, of Product which was sold by CKI or its Affiliates prior to the Closing.

          Section 7B.6.  CKI Mail and Other Documents.  Warnaco

agrees to deliver to CKI all mail and other documents received by

Warnaco and which from its review should be delivered to CKI.


                               ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF GROUP

              AND WARNACO WITH RESPECT TO THE SECOND CLOSING


          The obligations of Group and Warnaco to consummate the

purchase of the Women's Intimate Apparel Beneficial Interest and

the Women's Intimate Apparel License are subject to the

fulfillment, prior to or at the Second Closing, of each of the following conditions:

          Section 8.1.  Representations and Warranties.  Each of

the representations and warranties made by CKI in Sections 5A.1,

5A.2, 5A.3, 5A.4, 5A.10, 5A.23 and 5C.1 through 5C.5 of this

Agreement with respect to CKI and as modified to be

representations as to the Women's Intimate Apparel Beneficial

Interest and the Women's Intimate Apparel License or the subject matter thereof as of the Second Closing shall be true in all material respects when made and as of the Second Closing Date as though such representations and warranties were made at and as of the Second Closing Date.

          Section 8.2.  CKI's Obligations.  CKI shall have

performed and complied in all material respects with all

covenants, agreements, obligations and conditions relating to the

Women's Intimate Beneficial Interest and the Women's Intimate

Apparel License required by this Agreement to be so performed or complied with it on or prior to the Second Closing Date.

          Section 8.3.  CKI Certificate.  CKI shall have

delivered to Warnaco a certificate, dated the Second Closing

Date, executed by the President or a Vice President of CKI,

certifying as to the fulfillment of the conditions specified in

Sections 8.1 and 8.2 hereof.

          Section 8.4.  Certified Resolutions.  CKI shall have

furnished Warnaco with certified copies of resolutions duly

adopted by its Board of Directors authorizing and approving the performance of this Agreement and each other agreement or

instrument required to be executed and delivered pursuant to this

Agreement in connection with transactions contemplated by the

Second Closing.

          Section 8.5.  No Injunction.  At the Second Closing

Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or

prohibits the consummation of the transactions contemplated by the Second Closing.

          Section 8.6.  Opinions of Counsel to CKI.  Warnaco

shall have received such opinions of counsel to CKI as reasonably requested by Warnaco.


                            ARTICLE IX

                 CONDITIONS TO THE OBLIGATIONS OF
              CKI WITH RESPECT TO THE SECOND CLOSING

          The obligations of CKI under this Agreement to

consummate the sale of the Women's Intimate Apparel Beneficial

Interest and the Women's Intimate Apparel License are subject to the fulfillment, prior to or at the Second Closing, of each of the following conditions:

          Section 9.1.  Representations and Warranties.  The

representations and warranties made by Group in Sections 6B.1 through 6B.4 of this Agreement with respect to Group and Warnaco shall be true in all material respects when made and as of the

Second Closing Date as though such representations and warranties were made at and as of the Second Closing Date.

          Section 9.2.  Group and Warnaco Obligations.  Group and

Warnaco shall have performed and complied in all material

respects with all agreements, obligations and conditions relating to the Women's Intimate Apparel Beneficial Interest and Women's

Intimate Apparel License required by this Agreement to be so performed or complied with by them on or prior to the Second

Closing Date.

          Section 9.3.  Certificate of Warnaco.  Warnaco shall

have delivered to CKI a certificate of its President or of a Vice

President of Warnaco, dated the Second Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof.

          Section 9.4.  Certified Resolutions.  Warnaco shall

have furnished CKI with a certified copy of resolutions duly adopted by its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and each other agreement required to be executed and delivered pursuant to this Agreement in connection with the transactions contemplated by the Second Closing.

          Section 9.5.  No Injunction.  At the Second Closing

Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or

prohibits the consummation of the transactions contemplated by the Second Closing.

          Section 9.6.  Opinion of Counsel to Warnaco.  Warnaco

shall have delivered to CKI such opinions of counsel to Warnaco as reasonably requested by CKI.


                            ARTICLE X

              SURVIVAL, INDEMNIFICATION AND SET-OFF

          Section 10.1.  Survival of Representations.  All

representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the

Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

          Section 10.2.  Statements as Representations.  All

statements contained in any certificate and in any schedule

delivered pursuant hereto (including the Disclosure Schedule)

shall be deemed representations and warranties for all purposes of this Agreement.

          Section 10.3.  Indemnification by CKI.  (a)  Subject to

the terms and conditions of this Article X, CKI hereby agrees to indemnify, fully defend, save and hold harmless Group, Warnaco and any Affiliate thereof or any of their directors or officers

(the "Warnaco Indemnified Group") from and against all demands,

claims, actions or causes of action, assessments, losses,

damages, liabilities, costs and expenses, including, without limitation, interest, penalties, amounts paid in settlement and reasonable attorneys' fees and expenses (collectively,

"Damages"), asserted against, resulting to, imposed upon or

incurred by the Warnaco Indemnified Group or any member thereof,

directly or indirectly, by reason of or resulting from:

          (1) except for Assumed Liabilities, any and all

liabilities or obligations of, or claims against, CKI (whether absolute, accrued, contingent or otherwise) relating to the

Business existing as of the Closing Date or arising out of facts or circumstances existing at or prior thereto, whether or not such claims were known at the time of the Closing, including, but not limited to, any product liability claims relating to Product manufactured for CKI, its licensees or distributors prior to the

Closing (irrespective of when such claim is brought) whether arising in tort, strict liability or otherwise;

          (2) any inaccuracy in, or a breach of, any

representation, warranty, covenant or agreement of CKI

contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach;

          (3) any and all liabilities, direct or indirect,

absolute or contingent, for Taxes or related claims asserted against the Warnaco Indemnified Group or any member thereof (i)

with respect to any sales or other transfer taxes which may be payable in connection with any sale, conveyance, assignment,

transfer and delivery made pursuant to this Agreement (except for any and all costs and recordation and transfer taxes relating to the transfer or assignment of the Calvin Klein Trademarks or the recordation of perpetual licenses for such marks as they relate to Men's Underwear and Women's Intimate Apparel and maintaining and defending the Men's Underwear Trademarks and the Women's

Intimate Apparel Trademarks, which shall be borne solely by

Warnaco); (ii) with respect to any Taxes relating to the

operations or properties of the Business or CKI prior to the

Closing Date; or (iii) with respect to any and all Taxes imposed upon any gains arising from the transactions contemplated by

Article II of this Agreement;

          (4) the failure by CKI to comply with any "bulk sales"

law under the Uniform Commercial Code applicable to the

transactions contemplated by this Agreement, including the

transfer of the Assets to Newco;

          (5) any liability arising out of CKI's or any ERISA

Affiliates' obligations pursuant to any Multi-Employer Plan or any liability that may be imposed upon any member of the Warnaco

Indemnified Group arising out of the operation and administration of any of the CKI Plans, including, without limitation, any such liability arising under Title IV of ERISA; and

          (6) any action, suit or proceeding brought against any

member of the Warnaco Indemnified Group arising out of or in connection with the termination or non-renewal of the Heckler

License.

               (b)  Each matter for which CKI has agreed to

provide indemnification pursuant to Section 10.3(a) hereof is hereinafter referred to individually as a "Claim" and

collectively as the "Claims".

          Section 10.4.   Indemnification by Group and Warnaco.

(a)  Subject to the terms and conditions of this Article X, Group and Warnaco hereby agree to indemnify, fully defend, save and hold harmless CKI and any Affiliate thereof or any of their

directors or officers (the "CKI Indemnified Group") from and against all demands, claims, actions or causes of action,

assessments, losses, damages, liabilities, costs and expenses,

including, without limitation, interest, penalties, amounts paid in settlement and reasonable attorneys' fees and expenses

(collectively, "Damages"), asserted against, resulting to,

imposed upon or incurred by the CKI Indemnified Group or any member thereof, directly or indirectly, by reason of or resulting from:

          (1) any inaccuracy in, or a breach of, any

representation, warranty, covenant or agreement of Warnaco or

Group contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach;

          (2) any Assumed Liability; and

          (3) any liabilities of the Business, or related to the

Business, arising out of facts or circumstances which occur on or after the Closing Date.

               (b)  Each matter for which Group and Warnaco has

agreed to provide indemnification pursuant to Section 10.4(a)

hereof is hereinafter referred to individually as a "Claim" and collectively as the "Claims."

          Section 10.5.  Conditions of Indemnification.  The

obligations and liabilities of any party to indemnify any other party under Sections 10.3 and 10.4 hereof with respect to Claims shall be subject to the following terms and conditions:

               (a)  The party to be indemnified (the "Indemnified

Party") will give the other party or parties (the "Indemnifying

Party") prompt notice of any such Claim.  Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this

Agreement (provided that the delay to notify the Indemnifying

Party promptly shall not relieve such Indemnifying Party of its obligations under this Article X except to the extent that the failure to so notify adversely prejudices the Indemnifying

Party's ability to defend such Claim).

               (b)  The Indemnifying Party may elect to undertake

the defense of any Claim with respect to which indemnification is sought by the Indemnified Party by representatives chosen by it reasonably satisfactory to the Indemnified Party.  If the

Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days from delivery of the notice pursuant to Section 10.5(a) (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so and the Indemnified Party shall cooperate in the compromise of, or defense against, any such asserted

liability.  In such case, the Indemnified Party may participate in such defense at its own expense.  If the Indemnifying Party,

within such 30-day period after notice of any such Claim, fails to so defend, the Indemnified Party will have the right to assume the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.  If, in the opinion of counsel to an

Indemnified Party, the interests of the Indemnified Party and the

Indemnifying Party with respect to any Claim are conflicting, the

Indemnified Party shall be entitled to undertake the defense of such Claim at the expense of the Indemnifying Party.  If the

Indemnifying Party chooses to defend any Claim, the Indemnified

Party shall make available to the Indemnifying Party any books,

records or other documents within its control that are necessary or appropriate for such defense.

               (c)  The notice referred to in Section 10.5(a)

hereof shall set forth the details of the Claim (including the amount, estimated, if necessary, of the asserted Damages) and the specific provisions of this Agreement relating thereto and shall have been given by the Indemnified Party no later than the second anniversary of the Closing Date, except that with respect to any

Claim for indemnity provided by Section 10.3(a)(3) or 10.3(a)(5)

hereof, the date prior to which notice must be given shall be the applicable statute of limitations.

               (d)  Anything in this Section 10.5 to the contrary

notwithstanding, (i) if there is a reasonable probability that a

Claim may materially and adversely affect the Indemnified Party other than solely as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim, and

(ii) the Indemnifying Party shall not, without the written

consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any Claim or consent to the entry of any judgment which does not include as an

unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all

liability in respect of such Claim.

          Section 10.6.  Set-off.  Notwithstanding any provision

of this Agreement or of any other agreement, instrument or

undertaking, and in addition to the right of the Indemnified

Party to indemnification hereunder and to all remedies provided by law, the Indemnified Party shall have the right to set off the amount of any Claim against any sums of money or other property at any time or from time to time payable or deliverable by the

Indemnified Party to the Indemnifying Party pursuant to any

agreement, instrument or undertaking, when the Claim becomes payable by the Indemnifying Party to the Indemnified Party,

provided the Claim is not disputed by the Indemnifying Party or,

if disputed, a final non-appealable judgment has been rendered by a court of competent jurisdiction that the Claim is to be paid by the Indemnifying Party.  Except as provided by the foregoing sentence, no Indemnified Party under this Agreement shall have any right to set off the amount of any Claim against any sums of money or other property payable or deliverable by the Indemnified

Party to the Indemnifying Party pursuant to this Agreement or any other agreement, instrument or undertaking to which they are a party to with another party to this Agreement.

          Section 10.7.  Limitation on Indemnification.

(a)  Notwithstanding anything to the contrary set forth in this

Agreement, no indemnification payment for any Damages shall be made by CKI or Group, as the case may be, pursuant to Section

10.3(a)(2) or 10.4(a)(1) hereof, respectively, except to the extent that the amounts which would otherwise be payable pursuant to either such Section relating to such Damages aggregate at least $300,000 (the "Minimum Amount"), and such Minimum Amount shall be deducted from the aggregate amount payable under Section

10.3(a)(2) or 10.4(a)(1), as the case may be, with respect to

Damages payable pursuant to such sections of this Agreement;

provided, however, that the foregoing shall not apply to the non-

collectability of any Account Receivable owing from CKI or any of its Affiliates.

               (b)  This Article X shall be the sole basis of any

remedy each party may have against the other party for a breach or violation of a representation, warranty, covenant or agreement under this Agreement or any agreement contemplated hereby and each party hereby waives any claim (other than under this Article

X) it may have against the other party with respect to a breach of any such representation, warranty, covenant or agreement

unless such breach or violation is a result of fraud or

intentional or wilful misrepresentation by a party hereto.


                            ARTICLE XI

                          MISCELLANEOUS

          Section 11.1.  Headings.  The descriptive headings of

the several Articles and Sections of this Agreement are inserted for convenience only and are not meant in any way to affect the meaning or interpretation of this Agreement.

          Section 11.2.  Notices.  Any notices or other

communications required or permitted hereunder shall be given in writing and shall be delivered by hand or air courier or sent by certified or registered mail, postage prepaid, addressed as

follows:


          If to Group or Warnaco, to:

               Warnaco Inc.
               90 Park Avenue
               New York, New York  10016

               Attention:   Linda J. Wachner
                                 Chairman, President and Chief
                                 Executive Officer

                    Copy to:     General Counsel


                    Copy to:

                    Skadden, Arps, Slate,
                      Meagher & Flom
                    919 Third Avenue
                    New York, New York 10022

                    Attention:   Kenneth J. Bialkin, Esq.

     or:

               If to CKI, to:

                    Calvin Klein, Inc.
                    205 West 39th Street
                    New York, New York  10018

                    Attention:   Richard A. Martin

               Copy to:

                    Paul Weiss Rifkind
                      Wharton & Garrison
                    1285 Avenue of the Americas
                    New York, New York  10019

                    Attention:   Arthur L. Liman, Esq.

or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date delivered, if by hand or air courier, and five days following the date of mailing if mailed.

          Section 11.3.  Assignment.  This Agreement, and all of

the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

          Section 11.4.  Complete Agreement.  This Agreement,

including the Disclosure Schedule, the schedules and any other documents specifically referred to herein, the Confidentiality

Agreement and the Related Agreements contain the entire

understanding of the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or

understandings with respect thereto.  There are no agreements,

promises, warranties, covenants or undertakings other than those expressly set forth herein and therein.

          Section 11.5.  Severability.  In the event that any

part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

          Section 11.6.  Amendments; Waivers.  This Agreement may

be amended or modified, and any of the terms, covenants,

representations, warranties or conditions hereof may be waived,

only by a written instrument executed by the parties hereto or their respective successors or assigns, or in the case of a

waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term,

covenant, representation or warranty contained in this Agreement,

in any one or more instances, shall not be deemed to be nor

construed as a further or continuing waiver of any such

condition, or of the breach of any other provision, term,

covenant, representation or warranty of this Agreement.

          Section 11.7.  Public Announcements.  The parties agree

that after the execution of this Agreement, neither party shall make any press release or public announcement concerning this transaction without first consulting with the nondisclosing party and giving the nondisclosing party prior notice and an

opportunity to comment on the proposed disclosure.

          Section 11.8.  Parties in Interest.  Nothing in this

Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than CKI, Group and Warnaco and their respective successors and permitted

assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to

CKI, Group or Warnaco.

          Section 11.9.  Counterparts.  This Agreement may be

executed in two or more counterparts all of which shall be

considered one and the same agreement and each of which shall be deemed an original.

          Section 11.10.  Governing Law.  This Agreement shall be

governed by the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

          Section 11.11.  Jurisdiction.  The parties hereto

irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this

Agreement, and consent to the jurisdiction of, the courts of the

County of New York, State of New York or of the United States of

America for the Southern District of New York.

          Section 11.12.  Guarantee.  Group hereby

unconditionally and irrevocably guarantees the due and punctual payment and performance in full of any and all obligations of

Warnaco hereunder.

          Section 11.13.  Brokers, Finders.  CKI on the one hand

and Group and Warnaco, on the other hand,  will each hold the other harmless from, and pay and discharge, any claims for

liabilities for brokerage commissions or finder's fees incurred by reason of any action on their or its behalf.

          Section 11.14.  Fees and Expenses.  CKI shall pay its

costs and expenses, and Group and Warnaco shall pay their costs and expenses, in connection with the transactions contemplated herein.

          IN WITNESS WHEREOF, each of the parties hereto has duly

executed this Agreement, as of the day and year first above

written.


                               CALVIN KLEIN, INC.


                               By____________________________
                                 Name:
                                 Title:

                               THE WARNACO GROUP, INC.


                               By____________________________
                                 Name:
                                 Title:

                               WARNACO INC.


                               By____________________________
                                 Name:
                                 Title:


                          CKI DISCLOSURE SCHEDULE

          Section                  Matter

          Section 5A.3      --     No Conflict or Violation
          Section 5A.4      --     Consents and Approvals
          Section 5A.5      --     Financial Statements
          Section 5A.6      --     Operation in Ordinary
                                    Course
          Section 5A.9      --     Absence of Undisclosed
                                    Liabilities
          Section 5A.10     --     Intellectual Property
          Section 5A.12     --     Litigation
          Section 5A.13     --     Contracts
          Section 5A.14     --     Employee Benefits;
                                    ERISA
          Section 5A.15A    --     Employees
          Section 5A.15B    --     Accrued Compensation
          Section 5A.16     --     Labor Difficulties
          Section 5A.19     --     Fixed Assets
          Section 5A.21     --     Accounts Receivable
          Section 5A.22     --     Assets Necessary to
                                    Operate the Business
          Section 5A.23     --     Customers and Suppliers
          Section 5A.24     --     Orders, Commitments and
                                    Returns
          Section 5A.25     --     Letters of Credit
          Section 5A.26     --     Licenses and Permits
          Section 5A.27     --     Disclosure



                                  APPENDIX

          Appendix A        -    Cash Consideration Delivery
                                 Information


                             WARNACO SCHEDULES

          Schedule                  Matter

          Schedule 5A.27    -    Disclosure Items
          Schedule 6A.8     -    Absence of Specified Changes
          Schedule 7B.2     -    Assumed Liabilities


                                    OPINIONS

          Annex I           -    Opinions of Counsel to CKI at
                                    Closing
          Annex II          -    Opinions of Counsel to Group
                                    and Warnaco at Closing
          Annex III         -    Opinion of Counsel to the
                                    Trustee at Closing


                             INDEX TO EXHIBITS


     Exhibit A         --        Administration Agreement
     Exhibit B         --        Allocation Agreement
     Exhibit C         --        Confidentiality Agreement
     Exhibit D         --        Men's Accessories License
     Exhibit E         --        Men's Underwear License
     Exhibit F         --        Non-Competition Agreement
     Exhibit G         --        Promissory Note
     Exhibit H         --        Quality Assurance Agreement
     Exhibit I         --        Registration Rights Agreement
     Exhibit J         --        Shared Space, Services and
                                 Warehousing Agreement
     Exhibit K         --        Servicing Agreement

     Exhibit L         --        Stock Option Agreement
     Exhibit M         --        Trust Agreement
     Exhibit N         --        Women's Intimate Apparel License
     Exhibit O         --        Worldwide Transfer Agreement